Exhibit 10.6

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 28, 2013

among

CHENIERE CREOLE TRAIL PIPELINE, L.P.,

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

THE BANK OF NEW YORK MELLON,

as Collateral Agent

and

THE BANK OF NEW YORK MELLON,

as Depositary Bank

$400,000,000

MORGAN STANLEY SENIOR FUNDING, INC.,

STANDARD CHARTERED BANK,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

MORGAN STANLEY SENIOR FUNDING, INC.,

as Sole Bookrunner

i

EXHIBIT A	–	Form of Assignment and Assumption
EXHIBIT B	–	Knowledge
EXHIBIT C	–	Form of Term Loan Borrowing Request
EXHIBIT D	–	Form of Note
EXHIBIT E	–	Form of Notice of Interest Election
EXHIBIT F-1	–	Form of U.S. Tax Compliance Certificate
EXHIBIT F-2	–	Form of U.S. Tax Compliance Certificate
EXHIBIT F-3	–	Form of U.S. Tax Compliance Certificate
EXHIBIT F-4	–	Form of U.S. Tax Compliance Certificate
EXHIBIT G	–	Form of Funding Certificate
EXHIBIT H	–	Form of Sponsor Guaranty
EXHIBIT I	–	Form of Equity Contribution Agreement
EXHIBIT J	–	Form of Interest Rate Protection Agreement
EXHIBIT K	–	Form of Investment Account Control Agreement

SCHEDULE I	–	Commitments
SCHEDULE 3.05	–	Governmental Approvals
SCHEDULE 3.06	–	Proceedings
SCHEDULE 3.07	–	Environmental Matters
SCHEDULE 3.17	–	Material Project Documents
SCHEDULE 4.01(b)	–	Consents of Counterparties

v

CREDIT AGREEMENT (this “Agreement”) dated as of May 28, 2013, is among CHENIERE CREOLE TRAIL PIPELINE, L.P. (the “Borrower”), a limited partnership organized under the laws of the State of Delaware, the LENDERS party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent, The Bank of New York, as the Collateral Agent, and The Bank of New York Mellon, as the Depositary Bank.

R E C I T A L S :

WHEREAS, the Borrower has requested the Lenders to extend, and the Lenders have agreed to extend, on the terms and conditions set forth in this Agreement and the other Financing Documents, a senior secured term loan credit facility of up to four hundred million Dollars ($400,000,000).

NOW, THEREFORE, to induce the Lenders to provide the Term Loan Facility hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means the Revenue Account (and the Investment Account linked to the Revenue Account), the Interest During Construction Account and the Prepayment Account.

“Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which the Borrower becomes a party after the Closing Date that: (a) replaces or substitutes for an existing Material Project Document, (b)(i) contains obligations and liabilities that are in excess of five million Dollars ($5,000,000) over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than twelve (12) months and cannot be terminated by the Borrower at any time without penalty, (c) is an interconnection agreement entered into with Sabine Liquefaction; or (d) is a firm service agreement with a third party the entry into which would allow Sabine Liquefaction to elect to cause the Third Party Charge (as defined in the Rate Letter) to apply to the Service Agreement under Section 3 of the Rate Letter; provided, that for the purposes of this definition, any series of related transactions with the same counterparty (or its Affiliate) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions with the same counterparty (or its Affiliate) shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble.

“Anti-Terrorism Laws” means any of the following: (a) the Anti-Terrorism Order, (b) the Terrorism Sanctions Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31, Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31, Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act, and (f) any regulations promulgated pursuant thereto.

“Anti-Terrorism Order” means Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the U.S. Code of Federal Regulations).

“Applicable Law” means, with respect to any Person, property or matter, any of the following applicable thereto: any constitution, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Government Approval, authorization, approval, concession, grant, franchise, license, agreement, directive, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of, any of the foregoing, including without limitation Environmental Laws, by any Government Authority and in each case having the force of law, whether in effect as of the date hereof or thereafter.

“Applicable Margin” means, for Base Rate Loans and LIBOR Loans during each applicable period set forth in the table shown below, the applicable percentage per annum under the relevant column heading below:

Applicable Period	Base Rate Loans	LIBOR Loans
From the Closing Date until (but excluding) January 1, 2017:	2.25%	3.25%
From (and including) January 1, 2017 until the Maturity Date:	2.75%	3.75%

“Applicable Tax Rate” means, with respect to any period, the highest effective combined U.S. federal and State of Louisiana income tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Person, any executive officer or Financial Officer of such Person or of any member of such Person responsible for the administration or supervision of the obligations of such Person in respect of this Agreement and/or any other Transaction Document or Project Document.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);

(b) a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days;

(c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for ninety (90) days (whether or not consecutive)

from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive);

(d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(f) such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or

(g) an order for relief shall be entered in respect of such Person under the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Base Case Projections” means the financial model forecasting the revenues and expenditures of the Project for the time periods described therein, and based upon assumptions and methodology agreed upon by the Borrower and the Administrative Agent on the Closing Date.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus one-half of one percent (0.50%), (b) the average rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBO Rate for an interest period of one month plus one percent (1%). The “prime rate” is the rate set by the Administrative Agent based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Term Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II.

“Blocked Person” means (i) any Person whose name appears on the OFAC SDN List (an “OFAC Listed Person”) or (ii) any Person that is a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any sanctions program under OFAC Laws.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Cheniere Creole Trail Pipeline, L.P., a Delaware limited partnership.

“Borrower Security Agreement” means the Security Agreement, dated as of the Closing Date, between the Borrower and the Collateral Agent.

“Borrowing” means the portion of the Commitment provided as Term Loans under this Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing of Term Loans in accordance with Section 2.01.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of, or interest on, or the Interest Period for the Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means expenditures to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) classified as capital expenditures in accordance with GAAP.

“Capital Lease Obligations” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Government Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Cheniere Investments” means Cheniere Energy Investments, LLC, a Delaware limited liability company.

“Closing Date” means the date on which the Term Loans are funded under Section 2.01(a)(i), which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all Liens and security interests of the Secured Parties intended to be constituted from time to time by or pursuant to, or evidenced by, the Security Documents and, as applicable, all corresponding assets encumbered by such Liens and security interests.

“Collateral Agency Agreement” means the Collateral Agency and Depositary Agreement dated as of the Closing Date, among the Borrower, the Agents and the Depositary Bank.

“Collateral Agent” means The Bank of New York Mellon in its capacity as collateral agent for the Secured Parties under the Security Documents, and any successor thereto appointed pursuant to Article VIII of the Collateral Agency Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of the Term Loans to be made by such Lender hereunder. The amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule I. The aggregate amount of all of the Lenders’ Commitments is $400,000,000.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent and Agreement” shall mean:

(a) the Direct Agreement dated on or about the date of this Agreement, among Sabine Liquefaction, the Borrower and the Collateral Agent in respect of the Precedent Agreement (the “Precedent Agreement Consent and Agreement”);

(b) the Consent and Agreement dated on or about the date of this Agreement, among Operator, O&M Services, the Borrower and the Collateral Agent in respect of the O&M Agreement;

(c) the Consent and Agreement dated on or about the date of this Agreement, among the Manager, the Borrower and the Collateral Agent in respect of the Management Services Agreement; and

(d) the Consent and Agreement dated on or about the date of this Agreement, among the Cheniere Investments, the Borrower and the Collateral Agent in respect of the Equity Contribution Agreement.

“Construction Budget and Schedule” means a budget and schedule setting forth the projected engineering, procurement, construction and testing milestone schedule for the Project’s Development through the projected date of completion of the Modifications, which budget and schedule shall (A) be certified by the Borrower as the best reasonable estimate of the information set forth therein as of the Closing Date, (B) be consistent with the requirements of the Transaction Documents and (C) be in form and substance acceptable to the Lenders, in each case as may be amended, supplemented or otherwise modified to take into account any change orders or any other amendments, supplements or other modifications to the Project Documents that are permitted hereunder.

“Contest” means, with respect to any Taxes or any Lien (including any carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, or other like Lien) (each, a “Subject Claim”), a contest pursued in good faith and by appropriate proceedings diligently conducted so long as (a) during the period of such contest the enforcement of such Subject Claim is effectively stayed and (b) (i) if the Subject Claim is Taxes in excess of $10,000,000, adequate reserves are being maintained in accordance with GAAP or (ii) if the Subject Claim is any Lien in excess of $10,000,000, it is adequately bonded or adequate reserves are being maintained. The term “Contested” used as a verb has a correlative meaning.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means (i) the Revenue Account Control Agreement and (ii) after execution and delivery thereof by the parties thereto, the Investment Account Control Agreement.

“Convert” refers to a conversion of a Term Loan which is a LIBOR Loan into a Base Rate Loan (or vice versa) pursuant to Section 2.08(f).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that, with the giving of notice, lapse of time or upon declaration or determination being made (or any combination thereof) would constitute an Event of Default.

“Default Rate” means the rate of interest payable by the Borrower pursuant to Section 2.08(b).

“Depositary Bank” means The Bank of New York Mellon, as depositary under the Collateral Agency Agreement.

“Development” means the development, acquisition, ownership, occupation, construction, modification, equipping, testing, repair, operation, maintenance and use of the Project, the Modifications and the sale of the Services and all activities ancillary or incidental thereto. “Develop” and “Developed” have the correlative meanings.

“Disposition” means any conveyance, sale, lease, transfer or other disposal by Borrower of any Properties comprising the Project, other than any conveyance, sale, lease, transfer or other disposal pursuant to Section 6.02(b)(ii), (iii), (iv), (v) and (vi).

“DOE/FE” means the United States Department of Energy, Office of Fossil Energy.

“Dollars” or “$” refers to the lawful currency of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Claim” means any notice, claim, demand, administrative, regulatory or judicial action, suit, judgment or other written communication (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term “Environmental Claim” shall include any claim by any Person or Government Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Laws” means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time relating to the regulation, use or protection of the environment, coastal resources, protected plant and animal species, navigation, human health and safety or to Releases or threatened Releases of Hazardous Materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Contribution Agreement” means that certain Equity Contribution Agreement, substantially in the form of Exhibit I, by and among Cheniere Investments and Borrower, dated on or about the date hereof.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Event” means:

(a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .23, .27, .28, .29, .31 or .32;

(b) the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived;

(c) the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e) the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;

(f) the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;

(g) the withdrawal by the Borrower or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer”, as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;

(h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(i) the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;

(j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in critical, endangered or seriously endangered status, within the meaning of the Code or Title IV of ERISA;

(k) the failure of the Borrower or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;

(l) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code; or

(m) the Borrower or any of the Subsidiaries engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement.

“Event of Abandonment” means any of the following shall have occurred:

(a) the abandonment, suspension or cessation of all or a material portion of the activities related to the Development for a period in excess of sixty (60) consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development);

(b) a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer or suspend the Development for any reason; or

(c) the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Event of Damage” means any event of damage, destruction, or casualty (other than an Event of Taking) relating to all or any part of the Project or the other Project Assets.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” means an Event of Damage and an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to all or any part of the Project, any Equity Interests in the Borrower or any other part of the Collateral.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) any fee letter entered into between the Borrower and the Administrative Agent, (b) any fee letter entered into between the Borrower and any Lender, and (c) any fee letter entered into between the Collateral Agent and the Depositary Bank, on the one hand, and the Borrower, on the other hand, in each case, with respect to the financing of the Project.

“FERC” means the Federal Energy Regulatory Commission, and any successor entity performing similar functions.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or similar accounting or financial principal of such Person or of any general partner or member of such Person responsible for the financial or accounting functions of such Person.

“Financing Documents” means this Agreement, each Note, the Security Documents, the Sponsor Guaranty, the Equity Contribution Agreement, the Fee Letters and any Interest Rate Protection Agreement.

“Fiscal Year” means any period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Ltd. or any successor to the rating agency business thereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Certificate” means a certificate of an Authorized Officer of the Borrower with knowledge of the Modifications, certifying that (i) there are sufficient funds to pay the projected capital expenditures required to complete the Modifications and (ii) the Modifications are reasonably expected to achieve commercial operation before the later to occur of (x) the date on which the first liquefaction train of the Liquefaction Facility is ready to commence commissioning and (y) June 30, 2016. The Funding Certificate shall be substantially in the form of Exhibit G.

“Funds Flow Memorandum” means that certain funds flow memorandum to be delivered on the Closing Date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority.

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, or products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hazardous Material” means:

(a) any petroleum or petroleum byproducts, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs);

(b) any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants “, “pollutants” or words of similar import under any Environmental Law; and

(c) any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability may be imposed under Environmental Law.

“Hedge Termination Value” means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which the Borrower is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Hedging Agreement” means any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements (other than this Agreement).

“IDC End Date” means March 1, 2016.

“Impairment” means, with respect to any Material Project Document or any Government Approval;

(a) the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect (other than in accordance with the terms thereof and not as a result of a breach of default thereof);

(b) the suspension or injunction thereof; or

(c) the inability to satisfy in a timely manner stated conditions to effectiveness thereof in whole or in part. The verb “Impair” shall have a correlative meaning.

“Indebtedness” of any Person means without duplication:

(a) all obligations of such Person for borrowed money or in respect of deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g) all Guarantees by such Person of Indebtedness of others;

(h) all Capital Lease Obligations of such Person;

(i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial), bank guaranties, surety bonds, letters of guaranty and similar instruments;

(j) all obligations of such Person in respect of any Hedging Agreement;

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Financing Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineer” means an engineering consultant appointed by the Borrower that is reasonably acceptable to the Administrative Agent.

“Information” has the meaning assigned to such term in Section 9.11.

“Interest During Construction Account” has the meaning assigned to such term in the Collateral Agency Agreement.

“Interest Payment Date” means (a) as to any Base Rate Loans, each March 31, June 30, September 30 and December 31 during the term of this Agreement and (b) as to any LIBOR Loans, the last day of each Interest Period for such LIBOR Loans and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any LIBOR Loan, (x) initially, the period commencing on the Closing Date and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request, and (y) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m. (New York City time) on the date that is three (3) Business Days prior to the last day of then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) the Borrower may not select an Interest Period that would extend beyond the Maturity Date;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d) the Borrower shall select Interest Periods with respect to Term Loans to match corresponding periods under the Interest Rate Protection Agreements, if any.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Rate Protection Agreements” means any interest rate swap, collar, put, or cap, or other interest rate protection arrangement between Borrower and a Qualified Counterparty and excluding any such interest rate protection arrangement that is transferred or novated by the Borrower pursuant to Section 2.06(d).

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c) the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person.

“Investment Account” means the Borrower’s account to be established at JPMorgan Chase Bank, which will be subject to the Investment Account Control Agreement.

“Investment Account Control Agreement” means the account control agreement to be entered into by the Borrower, Collateral Agent and JPMorgan Chase Bank, N.A. substantially in the form attached hereto as Exhibit K, or in such other form reasonably acceptable to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means Morgan Stanley Senior Funding, Inc., Standard Chartered Bank, Crédit Agricole Corporate and Investment Bank and HSBC Bank USA, National Association.

“Knowledge” means, with respect to the Borrower, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Exhibit B hereto; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of this Agreement or any other Financing Document.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to the Borrowing for any Interest Period, (i) the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (ii) if the rate referenced in clause (i) above does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period; or (iii) if the rates referenced in clauses (i) and (ii) above are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Borrowing, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period.

“LIBO Rate Tranche” means the collective reference to LIBOR Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“LIBOR Loan” means any Term Loan bearing interest at a rate determined by reference to LIBOR and the provisions of Article II.

“Lien” means, with respect to any Property (including the Project) of any Person, any mortgage, pledge, hypothecation, assignment, encumbrance, bailment, lien, privilege or other security interest, including any sale-leaseback arrangement, any conditional sale, other title retention agreement, tax lien, lien (statutory or otherwise), easement or right of way in respect of such Property of such Person. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Liquefaction Facility” means the four liquefaction trains, each with a nominal capacity of at least 182,500,000 MMBtu per annum, to be constructed by Sabine Liquefaction.

“LNG” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state, which is in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan Parties” means the Borrower and the Pledgors.

“Management Services Agreement” means the Management Services Agreement, dated May 27, 2013, between the Manager and the Borrower.

“Manager” means Cheniere LNG Terminals, LLC, a Delaware limited liability company, and its successors and assigns.

“Margin Stock” means margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor) as in effect from time to time and and Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as in effect from time to time.

“Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of the Borrower or the Project, (b) the ability of the Borrower to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the ability of either Pledgor, Cheniere Investments or the Sponsor to perform its material obligations under any Financing Document to which it is a party, (d) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Lender under any Financing Document or (e) the security interests of the Secured Parties.

“Material Project Documents” means (a) after the execution and delivery thereof by the parties thereto, the Service Agreement, (b) the Precedent Agreement, (c) the O&M Agreement, (d) the Management Service Agreement, and (e) any Additional Material Project Documents.

“Material Project Party” means each party to a Material Project Document (other than the Borrower).

“Maturity Date” means the date that is one (1) year from (and including) the Closing Date, subject to extension in accordance with Section 2.15; provided that, in no event shall the Maturity Date be later than the date that is four (4) years from (and including) the Closing Date.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Modifications” means the Phase 1 Facility Modifications and the Phase 2 Facility Modifications.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Money Laundering Laws” means any of the the U.S. Money Laundering Control Act of 1986, as amended, any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and any regulations promulgated under any of the foregoing.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is contributed to by the Borrower or any ERISA Affiliate, or with respect to which any such entity has any liability.

“Net Cash Proceeds” means: (a) with respect to any Disposition or Event of Loss, the aggregate amount of proceeds received by the Borrower in respect of such Disposition or such Event of Loss in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith, including sales, transfer and other Taxes payable by the Borrower as a result thereof; (b) with respect to any Project Document Claim, the aggregate amount of proceeds received by the Borrower in respect of such Project Document Claim net of reasonable costs and expenses incurred by the Borrower in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of such amount (including reasonable legal and accounting fees and expenses paid or payable as a result thereof); and (c) with respect to the incurrence of any Indebtedness by the Borrower, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“NGA” means the Natural Gas Act of 1938, 15 U.S.C. §717 et seq.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.02(b) or the approval of all the Lenders and (ii) has been approved by the Required Lenders.

“Non-Recourse Persons” has the meaning assigned to such term in Section 9.15.

“Note” has the meaning assigned to such term in Section 2.05(c)(ii).

“Obligations” means all obligations and liabilities of any Loan Party arising under or in connection with a Financing Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter arising, in respect of: (i) the principal of and interest on all Term Loans, (ii) fees payable under any Financing Document, (iv) all other amounts payable by any Loan Party to any Agent or any Lender pursuant to any Financing Document, including any premium, reimbursements, damages, expenses, fees, costs, charges, disbursements, indemnities, and other liabilities (including all fees, charges, expenses and disbursements of counsel to any Agent or any Lender) due and payable to any Agent or any Lender and including interest that would accrue on any of the foregoing during the pendency of any bankruptcy or related proceeding with respect to any Loan Party and (v) the performance and observance of all of the covenants and agreements made by any Loan Party for the benefit of the Secured Parties under and in connection with any Financing Document.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Laws” means any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC or other U.S. federal Governmental Authorities, including the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. Sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC Listed Person” has the meaning given to such term in the defined term “Blocked Person.”

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Officer’s Certificate” means a certificate signed by an Authorized Officer of the Borrower.

“O&M Agreement” means the Amended and Restated Operation and Maintenance Services Agreement, dated as of May 27, 2013, by and among the Borrower, the Operator and O&M Services.

“O&M Services” means Cheniere LNG O&M Services, LLC, a Delaware limited liability company, and its successors and assigns.

“Operating Budget” means the current operating budget delivered by the Borrower pursuant to Section 5.12.

“Operating Manual” means the O&M Procedures Manual (as defined in the O&M Agreement).

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following, in each case that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted exceedance thereunder pursuant to Section 5.07(a):

(a) for fees and costs of the Manager pursuant to the Management Services Agreement; plus

(b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement; plus

(c) insurance costs payable during such period; plus

(d) applicable sales and excise taxes (if any) payable or reimbursable by the Borrower during such period; plus

(e) franchise taxes payable by the Borrower during such period; plus

(f) property taxes payable by the Borrower during such period; plus

(g) any other direct taxes (if any) payable by the Borrower to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period; plus

(i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus

(j) Permitted Capital Expenditures contemplated by the then-effective Operating Budget; plus

(k) all other cash expenses payable by the Borrower in the ordinary course of business.

“Operator” means Cheniere Energy Partners GP, LLC, and its successors and assigns.

“Organic Document” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability company agreement, and, with respect to any Person that is a partnership or limited partnership, its certificate of partnership and its partnership agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Term Loan or Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b)).

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“Partnership Agreement” means the Agreement of Limited Partnership of Cheniere Creole Trail Pipeline, L.P., dated as of March 2006, as amended by the First Amendment to Agreement of Limited Partnership of Cheniere Creole Trail Pipeline, L.P., dated as of April 1, 2008, as amended by the Second Amendment to Agreement of Limited Partnership, dated as of May 28, 2013, and as the same may be further amended, amended and restated, or otherwise modified in accordance with the terms hereof.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L.107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

“Permitted Capital Expenditures” means Capital Expenditures that:

(a) are required for compliance with, or are contemplated by, the Project Documents, insurance policies, Government Rules, Government Approvals and Prudent Industry Practices; or

(b) are otherwise used for the Project, including the Modifications; and

in all cases, (i) are funded by equity or Permitted Indebtedness issued by the Borrower, (ii) are funded with Project Revenues, (iii) are funded by insurance proceeds or the Net Cash Proceeds of Dispositions or Project Document Claims (to the extent, in the case of this clause (iii), not required to be applied to a mandatory prepayment of the Term Loans under Section 2.06), or (iv) are contemplated by the Construction Budget and Schedule or the Operating Budget and, in the case of items (i), (ii) and (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under a Material Project Document.

“Permitted Indebtedness” means, collectively:

(a) the Obligations;

(b) unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Lenders and that is not in excess of fifty million Dollars ($50,000,000) in the aggregate; provided, that such instrument shall include that: (i) the maturity of such subordinated Indebtedness shall be no shorter than the maturity of the Term Loans; (ii) such subordinated Indebtedness shall not be amortized; (iii) no interest or other payments shall be made under such subordinated Indebtedness during the term of this Agreement; (iv) such subordinated Indebtedness shall not impose covenants on the Borrower; and (v) such subordinated Indebtedness shall otherwise be governed pursuant to the terms of a subordination agreement in form and substance reasonably satisfactory to the Required Lenders;

(c) trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than ninety (90) days past due, or (ii) being contested in good faith and by appropriate proceedings;

(d) contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents or the Project Documents;

(e) any obligations under Interest Rate Protection Agreements;

(f) to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(g) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(h) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and

(j) purchase money Indebtedness to the extent incurred in the ordinary course of business; provided, that (i) if such obligations are secured, they are secured only by Liens upon the property being financed and (ii) the aggregate principal amount of such obligations do not at any time exceed five million Dollars ($5,000,000) in the aggregate.

“Permitted Investments” means any Dollar-denominated investments that are:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one (1) year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at such date of acquisition, the highest rating then obtainable from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment);

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing or putable within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) a commercial bank organized under the laws of the United States of America or any state thereof or (ii) a licensed branch of a foreign bank organized under the laws of any other member country of the Organisation for Economic Co-operation and Development, in either case, which has a combined capital and undivided surplus and undivided profits of not less than five hundred million Dollars ($500,000,000);

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or invest only in other Permitted Investments described in clause (a), (b) or (c) above; and (iii) have portfolio assets of at least five hundred million Dollars ($500,000,000); and

(f) deposits in the Accounts.

“Permitted Liens” means, collectively:

(a) Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b) Liens securing Indebtedness with respect to Interest Rate Protection Agreements;

(c) statutory liens for a sum not yet delinquent or which are being Contested;

(d) pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(e) easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which the Borrower’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents or Project Documents;

(f) Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than thirty (30) days or the payment of which is subject to a Contest;

(g) legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(h) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(i) Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith; and

(j) Liens on Permitted Indebtedness described in item (j) of the definition thereof.

“Permitted Tax Distributions” means, solely related to a tax year or portion thereof in which the Borrower is taxable as a partnership or disregarded entity for U.S. federal income tax purposes, the quarterly Restricted Payments in the form of cash made by the Borrower to its partners in the amount necessary to enable the partners and/or their beneficial owners, as applicable, to pay their income tax liability with respect to income generated by the Borrower, determined at the Applicable Tax Rate for such applicable period, but not in excess of the amount of U.S. income tax liability that the Borrower would have been required to pay for such applicable period had it been treated as a corporation for U.S. federal income tax purposes, subject to tax at the Applicable Tax Rate on a standalone basis.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

“Phase 1 Facility Modifications” has the meaning assigned to such term in the Precedent Agreement.

“Phase 2 Facility Modifications” has the meaning assigned to such term in the Precedent Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Pledge Agreements” means (a) the Pledge Agreement, dated as of the date hereof, between Cheniere Energy Investments, LLC and the Collateral Agent; and (b) the Pledge Agreement, dated as of the date hereof, between Cheniere Pipeline GP Interests, LLC and the Collateral Agent.

“Pledgors” means Cheniere Energy Investments, LLC and Cheniere Pipeline GP Interests, LLC.

“Precedent Agreement” means the Transportation Precedent Agreement Firm Transportation Services, entered into on August 6, 2012, between Sabine Liquefaction and the Borrower, as amended by the First Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of November 5, 2012, and as may be further amended, amended and restated or otherwise modified from time to time in accordance herewith.

“Prepayment Account” has the meaning assigned to such term in the Collateral Agency Agreement.

“Project” means the approximately 94 miles of 42-inch diameter pipeline and other facilities in Beauregard, Calcasieu and Cameron Parishes, Louisiana as described in the application filed by the Borrower, pursuant to Section 7(c) of the NGA in FERC Docket No. CP12-351-000.

“Project Assets” means all Property, rights and assets of the Borrower, whether real (immovable) or personal (movable) and whether tangible (corporeal) or intangible (incorporeal), including the Project, the Governmental Approvals and the Project Documents.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project and all other costs incurred or reserved for with respect to the Project in accordance with the Construction Budget and Schedule.

“Project Document Claim” means any payment paid for the benefit of the Borrower under a Project Document in respect of any action, suit, proceeding, dispute, or litigation or in respect of the rescission, termination, suspension or modification of such Project Document (other than ordinary course payments) and any damages or liquidated damages paid by a Project Party to the Borrower under any such Project Document.

“Project Documents” means each Material Project Document and any other material agreement relating to Development.

“Project Party” means each Person (other than the Borrower, any Agent or any Lender) from time to time party to any Project Document.

“Project Revenues” means, for any period, all cash revenues (without duplication) received by the Borrower during such period, including from: (a) the sale of goods and services during such period; (b) all interest and other amounts earned with respect to such period on Permitted Investments held in the Accounts; (c) the proceeds of any delay in start-up or business interruption insurance and other payments received for interruption of operations or damage to the Project during such period and all delay related liquidated damages received during such period or other liability insurance proceeds; (d) payments for reimbursements for amounts paid by the Borrower under the Project Documents; (e) amounts received under, or in respect of, any Project Document other than from Project Document Claims; and (f) all other income or revenue, however earned or received, by the Borrower during such period (including any Tax refunds) that is not required to be deposited in the Prepayment Account in accordance with the Financing Documents, but excluding Term Loan proceeds except to the extent otherwise provided for in the Funds Flow Memorandum.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, moveable, immoveable, corporeal or incorporeal and whether tangible or intangible.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the natural gas pipeline industry in the United States) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition.

“PUHCA” means the Public Utility Holding Company Act of 2005, and all implementing regulations of FERC.

“Qualified Counterparty” means:

(a) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Lender as of the Closing Date or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition; and

(b) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Lender after the Closing Date or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s.

“Rate Letter” means the Negotiate Rate Letter Agreement attached as Exhibit C to the Service Agreement (attached as Annex A to the Precedent Agreement) to be entered into by the Borrower and Sabine Liquefaction in accordance with the terms of the Precedent Agreement.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.06(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means a Disposition or Project Document Claim in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by an Authorized Officer stating that no Default or Event of Default has occurred and is continuing (other than any Default or Event of Default that will be cured through the application of such Net Cash Proceeds contemplated in such notice), the Precedent Agreement remains in full force and effect and the Borrower intends and expects to use all or a specified portion of the Net Cash Proceeds of a Disposition or a Project Document Claim to make Permitted Capital Expenditures, including to complete the Modifications (such uses of Net Cash Proceeds, the “Reinvestment Permitted Uses”).

“Reinvestment Permitted Uses” has the meaning assigned to such term in the definition of the term Reinvestment Notice.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date for Reinvestment Permitted Uses.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after the date upon which the Borrower has received Net Cash Proceeds in respect of such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, use all or any portion of the relevant Reinvestment Deferred Amount for Reinvestment Permitted Uses.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the shareholders, members, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Required Insurance” means insurance maintained in accordance with Prudent Industry Practices, through either an individual policy or as part of a group policy maintained by or for the Borrower, with financially sound and reputable insurance companies, insurance on all material property of the Borrower that is of an insurable character in at least such amounts and against at least such risks (but including in any event property and casualty and, after the date on which train 1 of the Liquefaction Facility commences commercial operation, business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

“Required Interest During Construction Amount” means an amount equal to the projected aggregate interest that will be payable under the Term Loan on or prior to the IDC End Date.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans representing more than 50% of the outstanding Term Loans of all Lenders.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, Property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any partnership or other equity interest in the Borrower and (b) all payments (in cash, Property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any subordinated Indebtedness or any other Indebtedness owed to the Pledgors.

“Revenue Account” means the Borrower’s account at JPMorgan Chase Bank, N.A., having account number 709373690, and which is subject to the Revenue Account Control Agreement.

“Revenue Account Control Agreement” means the Blocked Account Control Agreement (“Shifting Control”), entered into on or about the date hereof, by the Collateral Agent, JP Morgan Chase Bank, N.A., and the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sabine Liquefaction” means Sabine Pass Liquefaction, LLC, a Delaware limited liability company.

“Secured Parties” has the meaning assigned to such term in the Collateral Agency Agreement.

“Security Documents” means the Collateral Agency Agreement, the Borrower Security Agreement, the Pledge Agreements, each Consent and Agreement, the Control Agreements, all UCC financing statements required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any Security Document.

“Services” means gas transportation services to be provided to third parties by the Borrower and all goods and services ancillary or incidental thereto.

“Service Agreement” means the Service Agreement (including the Rate Letter) attached as Annex A to the Precedent Agreement to be entered into by the Borrower and Sabine Liquefaction in accordance with the terms of the Precedent Agreement.

“Sole Bookrunner” means Morgan Stanley Senior Funding, Inc.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date:

(a) the fair valuation of the property of such Person is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person;

(b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;

(c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business;

(d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and

(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.

In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Sponsor Guaranty” means a guaranty, substantially in the form of Exhibit H, made by the Sponsor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Statutory Reserve Rate” means, for any Interest Period, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (referred to as “Eurodollar liabilities” in Regulation D of the Board as of the date of this Agreement). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership, or other entity of which at least a majority of the equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, limited liability company, partnership, or other entity (irrespective of whether or not at the time the equity interests of any other class or classes of such corporation, limited liability company, partnership, or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person.

“Taxes” means, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” refers to a loan made by the Lenders pursuant to Section 2.01(a)(i).

“Termination Date” means the date on which (a) the Commitments have expired or been terminated and (b) the principal of and interest on each Term Loan, all fees and expenses payable hereunder and all other Obligations (other than contingent Obligations that survive termination of this Agreement) shall have been paid in full.

“Term Loan Facility” has the meaning given to it under Section 2.01(a)(i).

“Transaction Document” means each of the Financing Documents and the Material Project Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“United States” or “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(f).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e)

any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in the GAAP occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in the GAAP or in the application thereof, then such provision shall be interpreted on the basis of the GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

TERM LOAN FACILITY

SECTION 2.01 Term Loan Facility.

(a) Term Loans.

(i) Subject to the terms and conditions set forth herein, each Lender severally agrees to make one Term Loan in Dollars to the Borrower on the Closing Date, in an aggregate principal amount that will not result in such Lender’s Term Loan exceeding its Commitment (the “Term Loan Facility”).

(ii) Amounts prepaid or repaid in respect of the Term Loan Facility may not be reborrowed.

(b) Notice of Term Loan Borrowing. To request the Borrowing of Term Loans, the Borrower shall deliver in respect of the Closing Date an irrevocable written Borrowing Request in the form of Exhibit C signed by the Borrower to the Administrative Agent not later than 12:00 noon, New York City time, on or before the third Business Day prior to the Closing Date in the case of Term Loans that are LIBOR Loans and on or before 9:00 a.m., New York City time, on the Closing Date in the case of Term Loans that are Base Rate Loans. Each such irrevocable written Borrowing Request shall refer to this Agreement and specify: (i) the Closing Date, (ii) the aggregate amount of the Borrowing of Term Loans requested by the Borrower, (iii) whether the requested Borrowing of Term Loans is of LIBOR Loans or Base Rate Loans, (iv) in the case of a Borrowing of Term Loans that are LIBOR Loans, the Borrower’s election with respect to the duration of the initial Interest Period applicable to such LIBOR Loans, which Interest Periods shall be one (1), two (2), three (3), or six (6) months in length and (v) that each of the conditions precedent to the occurrence of the Closing Date has been satisfied or waived.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.01, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.02 Term Loans and Borrowings.

(a) Obligations of Lenders. The Term Loan shall be made as part of the Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make a Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make any Term Loans as required.

(b) Term Loans. Subject to Section 2.14(a), each Lender at its option may make its Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make or hold such Term Loan at such Lender’s applicable lending office; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.

SECTION 2.03 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make the Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by (i) making the direct payments instructed by the Borrower and (ii) promptly crediting the amounts so received, in like funds, for deposit into the accounts specified in the Funds Flow Memorandum.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, three (3) hours prior to the proposed time of such Borrowing and (ii) otherwise, prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (y) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.04 Termination of the Undrawn Commitments. The undrawn Commitments shall terminate immediately following the Borrowing of Term Loans on the Closing Date.

SECTION 2.05 Repayment of Term Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Term Loans on the Maturity Date.

(b) Manner of Payment. Subject to Section 2.14(b), each repayment of the Term Loans shall be applied ratably to each Lender based upon the aggregate principal amount of Term Loans held by such Lender.

(c) Evidence of Debt.

(i) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (ii) below, execution and delivery of a Note evidencing the Term Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be prima facie evidence of such Indebtedness of the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any repayment obligations of the Borrower hereunder.

(ii) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”) substantially in the form of Exhibit D payable to such Lender in an amount equal to such Lender’s Term Loans evidencing the Term Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Term Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be prima facie evidence of the applicable Indebtedness of the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of the Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 9.04(b).

SECTION 2.06 Prepayment of Term Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, without premium or penalty (other than any amounts payable under Section 2.11), subject to the requirements of this Section 2.06(a). Each partial prepayment of the Term Loans under this Section 2.06(a) shall be in an aggregate amount at least equal to $5,000,000 and an integral multiple of $100,000 in excess thereof (or such other amount as may be necessary to prepay in full the aggregate principal amount then outstanding with respect to the Term Loans).

(b) Mandatory Prepayments.

(i) On the Business Day that is ten (10) Business Days after the receipt by the Borrower of Net Cash Proceeds of any Disposition or Project Document Claim exceeding $5,000,000, in the aggregate, the Borrower shall, unless a Reinvestment Notice shall be delivered in respect thereof, prepay the Term Loans then outstanding, together with accrued interest thereon, in an amount equal to 100% of such Net Cash Proceeds; provided that, notwithstanding the foregoing, (x) the aggregate Net Cash Proceeds of Dispositions and Project Document Claims that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $20,000,000 and (ii) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event. The provisions of this Section 2.06(b)(i) do not constitute a consent to the consummation of any Disposition not permitted by Section 6.02 or any amendment, modification, supplement, waiver or termination of any Material Project Document not otherwise permitted hereunder. Notwithstanding the foregoing, if a Reinvestment Notice pertains to a Project Document Claim the Administrative Agent may, promptly following its receipt thereof, consult with the Independent Engineer in respect thereof and reject, through a writing providing a reasonably detailed explanation for such rejection, such notice as a valid Reinvestment Notice if, based on such consultation with the Independent Engineer, the application of the subject Net Cash Proceeds in accordance therewith is not reasonably acceptable to the Administrative Agent.

(ii) With respect to any Event of Loss, the Borrower shall prepay the Term Loans then outstanding, together with accrued interest thereon, in accordance with and to the extent required by Section 3.03(b)(iii) of the Collateral Agency Agreement on the date that is three (3) Business Days after the Borrower is required to make such prepayment pursuant to Section 3.03(b)(iii) of the Collateral Agency Agreement.

(iii) If any Indebtedness shall be incurred by the Borrower (excluding any Indebtedness incurred in accordance with Section 6.04), then on the date of such issuance or incurrence, the Term Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such incurrence. The provisions of this Section 2.06(b)(iii) do not constitute a consent to the incurrence of any Indebtedness by the Borrower.

(c) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed promptly by telecopy or other electronic transmission) of any prepayment hereunder, not later than 11:00 a.m., New York City time, not less than three (3) Business Days (but not greater than twenty (20) Business Days) before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Term Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided, that a notice of prepayment given by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such prepayment notice, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08 and any amount required by Section 2.11 and shall be applied ratably to the Term Loans. The amount of any such interest or other amounts payable in accordance with this Section 2.06(c) shall be made by the Borrower from amounts available with which to make such prepayment.

(d) If a voluntary or mandatory prepayment of the Terms Loans by the Borrower pursuant to this Section 2.06 would result in the aggregate notional amount of the Interest Rate Protection Agreements, if any, exceeding one hundred percent (100%) of the projected aggregate outstanding balance of the Term Loans, the Borrower shall, simultaneously with any voluntary or mandatory prepayment of the Term Loans, terminate or, to the extent permitted by the applicable Interest Rate Protection Agreement, transfer or novate, a portion of the Interest Rate Protection Agreements such that the aggregate notional amount of the Interest Rate Protection Agreements satisfies the requirements of the Borrower pursuant to Section 5.11, but in any case is not more than one hundred percent (100%) of the projected aggregate outstanding balance of the Term Loans; provided that any such reduction shall be made pro rata to all counterparties to such Interest Rate Protection Agreements. The amount of any Hedge Termination Value due in respect of the Interest Rate Protection Agreements terminated in accordance with this Section 2.06(d) shall be made by the Borrower from amounts available with which to make such prepayment.

SECTION 2.07 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, and to the Collateral Agent, the Depositary Bank, the Joint Lead Arrangers and the Sole Bookrunner the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.

(b) In the event that, as of the applicable date set forth below, the Term Loans have not been repaid in full, the Borrower shall pay to the Administrative Agent for the account of each Lender, a duration fee (collectively, the “Duration Fees”) equal to the aggregate outstanding principal amount of the Term Loans as of such date multiplied by the percentage set forth below opposite such date:

Date	Applicable Percentage
365 days after the Closing Date	0.25%
545 days after the Closing Date	0.25%
1,095 days after the Closing Date	0.25%
1,275 days after the Closing Date	0.25%

The Borrower shall have the option to pay the Duration Fee in cash or by compounding the amount of such Duration Fee and adding it to the outstanding principal amount of the Term Loans. The Borrower shall elect the form of Duration Fee payment by delivering a notice to the Administrative Agent at least five (5) Business Days prior each applicable date set forth above, in which notice the Borrower shall state whether it is electing to pay the Duration Fee due on such date in cash or by adding it to the outstanding principal amount of the Term Loans, as applicable. In the absence of such an election for any applicable date set forth above, the Borrower shall pay the corresponding Duration Fee in cash.

SECTION 2.08 Interest.

(a) Interest Rate. Each Term Loan that is a LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin. Each Term Loan that is a Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by Applicable Law, any accrued but unpaid interest payments on the Term Loans or accrued but unpaid fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any insolvency, bankruptcy or similar proceeding) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(c) Payment of Interest. Accrued interest on the Term Loans shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section 2.08 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) all accrued interest shall be due and payable on the Maturity Date and (iv) all accrued interest shall be due and payable upon the acceleration of the Term Loans pursuant to Section 7.17 (and, for the avoidance of doubt, without notice to the Borrower or any other Person, interest at the rate calculated in Section 2.08(b) shall accrue from and after the date of acceleration (as well as the Maturity Date) in respect of all unpaid amounts hereunder).

(d) Interest Rate Determination. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final conclusive and binding upon all parties) the interest rate that shall apply to the Term Loans for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender. Notwithstanding the immediately preceding sentence, notice of the interest rate that shall apply to the initial Interest Period for the Term Loans may be given by the Administrative Agent to the Borrower and each Lender (in writing or by telephone confirmed in writing) on the Closing Date or the next following Business Day.

(e) Computation. Interest and fees payable pursuant hereto in respect of the Term Loans shall be calculated on the basis of a three hundred sixty (360)-day year (or, in the case of Base Rate Loans, three hundred sixty five (365)- (or three hundred sixty-six (366)-, as the case may be) day year) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of an Adjusted LIBO Rate. Any change in the interest rate on a Term Loan resulting from a change in the Base Rate or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(f) Conversion. The Borrower may elect from time to time to Convert LIBOR Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m. (New York time) on the third Business Day preceding the proposed conversion date in the form of Exhibit E (a “Notice of Interest Election”). Any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to Convert Base Rate Loans to LIBOR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m. (New York time) on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, further, that no Base Rate Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall notify each relevant Lender thereof.

(g) Continuation. Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such LIBOR Loans; provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing; and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section 2.08(g) or if such continuation is not permitted pursuant to the preceding proviso such LIBOR Loans shall be automatically Converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(h) Limitations on LIBO Rate Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each LIBO Rate Tranche shall be equal to five million Dollars ($5,000,000) or a whole multiple of two hundred fifty thousand Dollars ($250,000) in excess thereof and (b) no more than six (6) LIBO Rate Tranches shall be outstanding at any one time.

SECTION 2.09 Inability to Determine Interest Rate.

(a) If, prior to the first day of any Interest Period, the Administrative Agent shall have reasonably and in good faith determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Administrative Agent shall give facsimile notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Base Rate Loans that were to have been Converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (iii) unless such notice has been withdrawn prior thereto, any outstanding LIBOR Loans shall be Converted, on the last day of the then current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to Convert Base Rate Loans to LIBOR Loans. The Administrative Agent shall promptly give notice to the Borrower and the Lenders when the circumstances that gave rise to the notice described in this Section 2.09(a) no longer exist.

(b) In the event that the Administrative Agent and the Borrower shall have received notice from one or more Lenders, acting reasonably and in good faith, holding an aggregate of no less than fifty percent (50%) of the LIBOR Loans outstanding that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Term Loans during such Interest Period, which determination shall be conclusive absent manifest error, the Administrative Agent shall give notice thereof to the Borrower and the other Lenders as soon as practicable thereafter; provided that, for the avoidance of doubt, such notice will not include details on the affected Lenders’ actual cost of funds, its financial statements or other financial information, or any further information that may have caused the circumstances; provided, further, however, that such written notice shall include a confirmation of each affected Lender that (A) the LIBO Rate will not adequately and fairly reflect the cost to such Lender (as conclusively determined by such Lender) of making or maintaining a LIBOR Loan, and (B) that the cost of funds being claimed in such notice represents a reasonable approximation of the cost of funding such Term Loan as of the date of such funding from the London interbank market or whatever other sources are reasonably available to such Lender. Thereafter, the Borrower agrees to pay to the affected Lenders, upon the Administrative Agent’s written request therefor, such additional amount (in the form of an increased rate of interest) as shall be required to compensate the affected Lenders for the additional cost of funding for the duration of the period during which such increased cost requirements exist (including additional amounts necessitated by such Lender funding the Base Rate in lieu of the LIBO Rate as described below), and the affected

Lenders shall promptly give notice to the Administrative Agent and the Borrower when the circumstances that gave rise to the notice described in this Section 2.09(b) no longer exist or their cost of obtaining matching deposits in the London interbank market would no longer be in excess of the applicable LIBO Rate. If, at any time after the delivery of the initial notice, the remaining affected Lenders who provided notice hold, in the aggregate less than fifty percent (50%) of the aggregate unpaid principal amount of the Term Loans, the Borrower shall no longer be obligated to pay any of the affected Lenders such additional amounts. Notwithstanding the foregoing, if the conditions set forth in this Section 2.09(b) apply, the Borrower shall have the option to instead elect to borrow Term Loans from an affected Lender who has provided notice in accordance with this Section 2.09(b) as Base Rate Loans if the Borrower provides written notice thereof within two (2) Business Days of receiving notice from the Administrative Agent; provided, that the Borrower shall be responsible for any increase in such Lender’s additional cost of funds in respect of such Base Rate Loan, if any, pursuant, mutatis mutandis, to the procedures described above.

SECTION 2.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11 Breakage Costs. The Borrower shall pay to each Lender any Breakage Costs that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice (if a notice is required hereunder) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a payment or prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto (including as a result of an Event of Default) or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.14(b) of any Term Loan other than on the last day of an Interest Period therefor. “Breakage Costs” shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the subject amount of the Term Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Term Loan (but excluding any anticipated profits), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBOR Loan, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which a lender would reasonably be expected to bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the London interbank market. A certificate as to any amounts payable pursuant to this Section 2.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the repayment of the Term Loans and the termination of this Agreement and the other Financing Documents.

SECTION 2.12 Taxes. For purposes of this Section 2.12, the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Borrower shall timely pay to the relevant Government Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Government Authority pursuant to this Section 2.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest”

article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Document.

SECTION 2.13 Payments Generally; Pro rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or under Section 2.10, 2.11 or 2.12, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at payment instructions: Bank: Citibank, N.A.; Bank Address: New York, NY 10043; ABA: 021-000-089; Account Number: 406-99-776; Name: Morgan Stanley Senior Funding, Inc.; Ref: Cheniere Creole Trail Pipeline, L.P.; Attn: Loan Servicing; except as otherwise expressly provided in the relevant Financing Document and except payments pursuant to Sections 2.10, 2.11, 2.12 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied, in each case pro rata among the Lenders according to the principal amounts of their respective Term Loans, (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro rata Treatment. Except to the extent otherwise provided herein (including Section 2.14(b)): (i) each Borrowing shall be made from the Lenders pro rata according to the amounts of their respective Commitments; (ii) the Borrowing shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments; (iii) each payment or prepayment of principal of Term Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; and (iv) each payment of interest on the Term Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (except to the extent otherwise provided herein), obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that: (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (y) the provisions of this clause (d) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this clause (d) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment from the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), 2.13(e) or 8.09, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.14 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or 2.12) and obligations under this Agreement and the related Financing Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Financing Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with Applicable Law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. The Borrower shall have the right to use new equity funding to prepay all (and not part only) of a Non-Consenting Lender’s Term Loans subject to payment of all accrued interest, fees, costs or expenses due under the Financing Documents to the relevant Lender.

SECTION 2.15 Extension of Maturity Date. Unless the Borrower notifies the Administrative Agent on or prior to the date that is thirty (30) days prior to the “Then Applicable Maturity Date” set forth below in Column A that it has elected not to extend the Maturity Date as of such date, the Maturity Date shall automatically (and without any action required of the Borrower, the Administrative Agent or any Lender) be extended from such date set forth in Column A to the date set forth in Column B opposite such date:

Column A (Then Applicable Maturity Date)	Column B (Extended Maturity Date)
Date that is one (1) year from (and including) the Closing Date.	Date that is two (2) years from (and including) the Closing Date.

Date that is two (2) years from (and including) the Closing Date.	Date that is three (3) years from (and including) the Closing Date.

Date that is three (3) years from (and including) the Closing Date.	Date that is four (4) years from (and including) the Closing Date.

; provided that, in no event shall the Maturity Date be later than the date that is four (4) years from (and including) the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties contained in this Article III to each Agent and the Lenders. Unless a representation and warranty is expressly made solely as of a specific date, each such representation and warranty shall be made only as of the Closing Date.

SECTION 3.01 Existence. The Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited partnership in the State of Louisiana and in all other places where necessary in light of the business it conducts and intends to conduct and the Property it owns or leases and intends to own or lease and in light of the transactions contemplated by the Transaction Documents, except where the failure to so be qualified does not have and could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with the existence or good standing of the Borrower.

SECTION 3.02 Financial Condition. The financial statements of the Borrower previously furnished to the Administrative Agent fairly present in all material respects the financial condition of the Borrower as of the date thereof (subject to normal year-end adjustments, where applicable). As of the Closing Date, there has been no material adverse change in the financial condition, operations or business of the Borrower from that set forth in such financial statements as of the date thereof.

SECTION 3.03 Action. The Borrower has full partnership power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which the Borrower is a party. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is a party have been duly authorized by all necessary limited partnership action on the part of the Borrower. Each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and (assuming the due execution and delivery by the counterparties thereto) is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

SECTION 3.04 No Breach. The execution, delivery and performance by the Borrower and, to the Borrower’s Knowledge, each Material Project Party, of each of the Transaction Documents to which it is a party do not:

(a) require any consent or approval of any Person that has not been obtained (or is not reasonably expected to be received at the time required), and all such consents and approvals that have been obtained by the Borrower remain in full force and effect;

(b) violate any material provision of any material Government Rule or Government Approval applicable to any such Person, the Project, or the Development;

(c) violate in any material respect, result in a breach of or constitute a default under any Transaction Document to which any such Person is a party or by which it or its Property may be bound or affected; or

(d) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

SECTION 3.05 Government Approvals.

(a) No material Government Approvals are required to be obtained by the Borrower for the Development except for those set forth on Schedules 3.05(a) and (b).

(b) All material Government Approvals for the Development set forth on Schedule 3.05(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending rehearing or appeal and all applicable fixed time periods for rehearing or appeal have expired (except as noted on Schedule 3.05(c) or Government Approvals which do not have limits under any Governmental Rule on the amount of time within which a rehearing or an appeal must be taken), are held in the name of the Borrower and are free from conditions or requirements (i) the compliance with which could reasonably be expected to have a Material Adverse Effect or (ii) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(c) All material Government Approvals not obtained as of the date hereof but necessary for the Development (including the sale of Services) to be obtained by the Borrower are set forth on Schedule 3.05(b).

(d) The Borrower reasonably believes that any material Government Approvals set forth on Schedule 3.05(b) which have not been obtained by the Borrower, but which shall be required to be obtained in the future by the Borrower for the Development, shall be obtained in due course on or prior to the commencement of the appropriate stage of Development for which such Government Approval would be required and shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect or which the Borrower does not expect to satisfy on or prior to the commencement of the appropriate stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(e) The Project, if constructed in accordance with the Construction Budget and Schedule and otherwise Developed as contemplated by the Material Project Documents, shall conform to and comply in all material respects with all material covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules as in effect as of the Closing Date.

(f) The Borrower is in compliance in all material respects with all material Government Rules and Government Approvals applicable to the Borrower and the Development.

(g) To the Borrower’s Knowledge, there is no action, suit, or proceeding pending that would reasonably be expected to result in the materially adverse modification, rescission, termination, or suspension of any Government Approval set forth on Schedule 3.05(a).

SECTION 3.06 Proceedings.

(a) Except as set forth in Schedule 3.06, there is (i) no material Environmental Claim now pending or, to the Borrower’s Knowledge, threatened against the Borrower, the Project or any material Government Approval applicable to the Borrower or the Development and (ii) no existing default by the Borrower under any material applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal.

(b) The Borrower has not received any written notice from any Government Authority asserting that any information set forth in any application submitted by the Borrower in connection with any material Government Approval that has been obtained as of the Closing Date was inaccurate or incomplete at the time of submission, unless the existence of such inaccuracy or incompleteness could not reasonably be expected to result in an Impairment of any material Government Approval applicable to the Borrower or the Development.

SECTION 3.07 Environmental Matters. Except as set forth in Schedule 3.07:

(a) There are no facts, circumstances, conditions or occurrences, including past Releases of Hazardous Materials, regarding the Borrower or the Development that could reasonably be expected to give rise to any Environmental Claims, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could materially hinder or restrict the Borrower or any other Person from operating the Project as intended under the Material Project Documents (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval).

(b) To the Borrower’s Knowledge, Hazardous Materials have not at any time been Released at, on, under or from the Project other than in compliance at all times with all applicable Environmental Laws or in such manner as otherwise could not reasonably be expected to result in a Material Adverse Effect.

(c) There have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that have been conducted by, or which are in the possession or control of the Borrower in relation to the Project which have not been provided to the Administrative Agent and the Lenders.

(d) The Borrower has not received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and to the Knowledge of the Borrower, none of the operations of the Borrower is the subject of any investigation by a Government Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development.

SECTION 3.08 Taxes. The Borrower (or, for purposes of this Section 3.08, if it is a disregarded entity for U.S. income tax purposes, its owner for U.S. income tax purposes) has timely filed or caused to be filed all tax returns that are required to be filed, and has paid (i) all taxes shown to be due and payable on such returns or on any material assessments made against the Borrower or any of its Property (other than Taxes or assessments which are being Contested) and (ii) all other material Taxes imposed on the Borrower or its Property by any Government Authority (other than Taxes the payment of which are not yet due or which are being Contested), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being Contested).

SECTION 3.09 Tax Status. The Borrower is a limited partnership that is treated as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any Transaction Document nor the consummation of any of the transactions contemplated thereby shall affect such status. All persons holding a direct interest in the Borrower treated as equity for U.S. tax purposes are U.S. persons within the meaning of Code section 7701(a)(30).

SECTION 3.10 ERISA; ERISA Event.

(a) The Borrower does not employ any employees. The Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan nor has the Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan or Multiemployer Plan or plan that provides for post-retirement benefits.

(b) No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements reflecting such amounts, exceed 10% of the net worth of the Pledgors.

SECTION 3.11 Nature of Business. The Borrower is not engaged in any business other than the Development as contemplated by the Transaction Documents and the Project Documents.

SECTION 3.12 Security Documents. The Borrower owns good and valid title to all of its property, free and clear of all Liens other than Permitted Liens. The provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby and all necessary recordings and filings have been made in all necessary public offices, and all other necessary action and action reasonably requested by the Collateral Agent or Administrative Agent has been taken, so that each such Security Document creates a valid and perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary consents to the creation of such Liens have been obtained from each of the parties to the Material Project Documents.

SECTION 3.13 Subsidiaries. The Borrower has no Subsidiaries.

SECTION 3.14 Investment Company Act of 1940. The Borrower is not, and immediately after giving effect to the borrowing of the Term Loans and the application of proceeds of the Term Loans in accordance with the provisions of the Financing Documents will not be, an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.15 Energy Regulatory Status.

(a) None of the Agents or the Lenders, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents, and the performance of obligations under the Financing Documents, shall be or become subject to regulation as a “natural-gas company” as such term is defined in the NGA.

(b) None of the Borrower, the Agents or the Lenders, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents, and the performance of obligations under the Financing Documents, shall be or become subject to regulation under PUHCA.

(c) None of the Borrower, the Agents or the Lenders, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents, and the performance of obligations under the Financing Documents shall be or become subject to regulation under the laws of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term.

SECTION 3.16 Pari passu. The Borrower’s obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of the Borrower.

SECTION 3.17 Material Project Documents; Other Documents.

(a) Set forth in Schedule 3.17 is a list of each Material Project Document existing as of the Closing Date, including all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above, true, correct and complete copies of which have been delivered to the Administrative Agent and certified by an Authorized Officer of the Borrower.

(b) Each of the Material Project Documents to which the Borrower is a party to the Borrower’s Knowledge is in full force and effect, and none of such Material Project Documents has been terminated or otherwise amended, modified, supplemented, transferred or, to Borrower’s Knowledge, assigned, except as indicated on Schedule 3.17 or as permitted by the terms of the Financing Documents.

(c) To the Borrower’s Knowledge, no material default exists under any Material Project Document.

(d) There are no material contracts, services, materials or rights (other than Government Approvals) required for the current stage of the Development other than those granted by, or to be provided to the Borrower pursuant to, the Material Project Documents, the other Project Documents and the Financing Documents.

(e) All conditions precedent to the obligations of the respective parties under the Material Project Documents that have been executed have been satisfied or waived except for such conditions precedent that need not be satisfied until a later stage of Development. The Borrower reasonably believes that any such condition precedent can be satisfied or waived on or prior to the commencement of the appropriate stage of Development.

(f) Except as otherwise permitted pursuant to Section 6.09, the Borrower has not entered into any agreements with the Pledgors or any of its Affiliates other than the applicable Transaction Documents and other transactions on terms no less favorable to the Borrower (taken as a whole) than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or the Pledgors or, if there is no comparable arm’s length transaction, then on terms reasonably determined by the managing member of the Borrower to be fair and reasonable.

SECTION 3.18 Margin Stock. No part of the proceeds of any Term Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose.

SECTION 3.19 Regulations T, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loan will be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder. Terms for which meanings are provided in Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder, or any regulations substituted therefore, as from time to time in effect, are used in this Section 3.19 with such meanings.

SECTION 3.20 Patents, Trademarks, Etc. The Borrower has obtained and holds in full force and effect (and free from unduly burdensome restrictions that would reasonably be expected to materially impair the Development) all material patents, trademarks, copyrights or adequate licenses therein that are necessary for the Development except for such items which are not required in light of the applicable stage of Development. The Borrower reasonably believes that it will be able to obtain such items that have not been obtained on or prior to the relevant stage of Development.

SECTION 3.21 Disclosure. Except as otherwise disclosed by the Borrower in writing as of the Closing Date, neither this Agreement nor any other Financing Document nor any reports, financial statements, certificates or other written information furnished to the Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under the Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the Agents or the Lenders (or their counsel) hereunder or thereunder, when taken as a whole, contains, as of the Closing Date, any untrue statement of a material fact pertaining to the Borrower or the Project or omits to state a material fact pertaining to the Borrower or the Project necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, in any material respect; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Projections or any such other items listed in this sentence.

SECTION 3.22 Insurance. All Required Insurance required to be obtained by or on behalf of the Borrower as of the Closing Date has been obtained and is in full force and effect and complies with Section 5.06, and all premiums then due and payable on all such insurance have been paid.

SECTION 3.23 Indebtedness. The Borrower has no outstanding Indebtedness other than Permitted Indebtedness.

SECTION 3.24 Material Adverse Effect. There are no facts or circumstances which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.25 Absence of Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.26 Real Property. The Borrower has good title to, or valid leasehold or easement interests in, all of its real property material to the operation of its business or necessary for the Development as of the Closing Date, free and clear of Liens other than Permitted Liens except to the extent that the failure to have such good title or that such Liens exist could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.27 Solvency. The Borrower is and, upon the incurrence of any Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, will be, Solvent.

SECTION 3.28 Legal Name and Place of Business.

(a) The full and correct legal name, type of organization and jurisdiction of organization of the Borrower is: Cheniere Creole Trail Pipeline, L.P., a limited partnership organized and existing under the laws of the State of Delaware.

(b) The Borrower’s original name was Cheniere Creole Trail Pipeline Company. Except for the change of the Borrower’s name to its current name, the Borrower has never changed its name.

(c) On the Closing Date, the chief executive office of the Borrower is 700 Milam Street, Suite 800, Houston, Texas 77002.

SECTION 3.29 No Force Majeure. To the Knowledge of the Borrower, no event of force majeure or other event or condition exists which (a) provides any Material Project Party the right to cancel or terminate any Material Project Document to which it is a party in accordance with the terms thereof, which cancellation or termination could reasonably be expected to have a Material Adverse Effect or (b) could reasonably be expected to cause a delay in the completion of the Modifications, as contemplated by the Precedent Agreement.

SECTION 3.30 Ranking. The Financing Documents and the obligations evidenced thereby are and will at all times be direct and unconditional general obligations of the Borrower, and senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding.

SECTION 3.31 Labor Matters. No labor problems or disturbances in connection with the Borrower or the Project exist or, to the Knowledge of the Borrower, are threatened which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.32 OFAC; Foreign Corrupt Practices Act.

(a) Neither the making of the Term Loans nor the use of proceeds of the Term Loans will violate or cause violation of the OFAC Laws. None of the Loan Parties nor any of their Affiliates is (a) a Person designated on the OFAC SDN List or (b)(i) any other person, entity or government subject to sanctions under OFAC, (ii) an organization owned or controlled by a person, entity or country that is subject to sanctions under OFAC, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC.

(b) The Term Loans and the use of the proceeds of the Term Loans by the Borrower will not violate the Trading with the Enemy Act, or any of the foreign assets control regulations of the United States Treasury Department (Title 31, Subtitle B, Chapter V of the U.S. Code of Federal Regulations, as amended) or any enabling legislation or executive order relating thereto or Anti-Terrorism Laws. No part of the proceeds from the Term Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.33 Accounts. The Borrower does not have, and is not the beneficiary of, any bank account other than the Accounts.

SECTION 3.34 Operating Arrangements. The management, administration and operating-related responsibilities delegated to the Manager and the Operator pursuant to the Management Services Agreement and the O&M Agreement, collectively, constitute all of the management, administration and operating-related obligations, respectively, of the Borrower pursuant to the Transaction Documents.

SECTION 3.35 No Condemnation. No material casualty or material condemnation of the Project has occurred or (in the case of material condemnation) is, to the Borrower’s Knowledge, threatened or pending.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01 Conditions to Closing Date. The effectiveness of this Agreement and the occurrence of the Closing Date are subject to the satisfaction of (or waiver by each Lender of) each of the following conditions precedent, in each case to the satisfaction of each of the Administrative Agent and Lenders:

(a) Delivery of Financing Documents. The Administrative Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i) this Agreement;

(ii) the Notes (if requested);

(iii) the Collateral Agency Agreement;

(iv) the Pledge Agreements;

(v) the Borrower Security Agreement;

(vi) the Control Agreements;

(vii) the Equity Contribution Agreement;

(viii) the Sponsor Guaranty; and

(ix) the Fee Letters.

(b) Delivery of Material Project Documents; Consents. The Administrative Agent shall have received:

(i) true, correct and complete copies of each of the Material Project Documents (other than the Service Agreement and any Additional Material Project Documents), each of which shall have been duly authorized, executed and delivered by the parties thereto; and

(ii) Consents of counterparties to the Material Project Documents listed on Schedule 4.01(b), each of which shall have been duly authorized, executed and delivered by the parties thereto.

(c) Opinions from Counsel. The Administrative Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders (with sufficient copies thereof for each addressee):

(i) the opinion(s) of Andrews Kurth LLP, New York counsel and special Delaware counsel to each of the Loan Parties, the Sponsor, Cheniere Investments and each Material Project Party, including an opinion with respect to federal permitting matters;

(ii) the opinion of Ottinger Hebert L.L.C., Louisiana counsel to the Borrower;

(iii) the opinion of Kean Miller LLP with respect to state and local regulatory and environmental matters; and

(iv) the opinion of Fulbright & Jaworski L.L.P., special energy regulatory counsel to the Borrower with respect to FERC and federal regulatory and environmental matters.

(d) Government Approvals. The Administrative Agent shall have received satisfactory evidence that all material Government Approvals for the Development set forth on Schedule 3.05(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending rehearing or appeal and all applicable fixed time periods for rehearing or appeal have expired (except as noted on Schedule 3.05(c) or Government Approvals which do not have limits on the amount of time within which a rehearing or an appeal must be taken), are held in the name of the Borrower, and are free from conditions or requirements (i) the compliance with which could reasonably be expected to have a Material Adverse Effect or (ii) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(e) Project Development. The Administrative Agent shall have received:

(i) a duly executed certificate executed by an Authorized Officer of the Borrower certifying (A) that attached to such certificate is a true, correct, and complete copy of the Construction Budget and Schedule; (B) that such budget and schedule is the best reasonable estimate of the information set forth therein as of the date of such certificate; and (C) that such budget and schedule are consistent with the requirements of the Transaction Documents; and

(ii) a duly executed certificate executed by an Authorized Officer of the Borrower certifying (A) that attached to such certificate is a true, correct, and complete copy of the Base Case Projections; (B) that the projections in the Base Case Projections were made in good faith; and (C) that the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the Construction Budget and Schedule and the Transaction Documents.

(f) Financial Statements. The Lenders shall have received a copy of Borrower’s 2012 FERC Financial Report FERC Form No. 2-A.

(g) Insurance. The Administrative Agent shall have received customary insurance certificates confirming that the Borrower has obtained the Required Insurance.

(h) Reserved.

(i) Bank Regulatory Requirements. Each Lender shall have received, or had access to, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws.

(j) Officer’s Certificates. The Administrative Agent shall have received the following:

(i) a copy of the Borrower’s, the Pledgors’, the Sponsor’s and Cheniere Investment’s certificate of limited partnership or certificate of formation (as the case may be), together with any amendments thereto, certified by the Secretary of State of the State of Delaware as of a recent date;

(ii) a duly executed certificate of the Secretary or an Authorized Officer of each of the Borrower, the Pledgors, the Sponsor and Cheniere Investments and certifying:

(A) that attached to such certificate is: (I) in the case of the Borrower and the Sponsor, a true, correct and complete copy of its limited partnership agreement, as in effect on the date of such certification and (II) in the case of the Pledgors and Cheniere Investments, a true, correct and complete copy of the limited liability company agreement of each such entity, as in effect on the date of such certification;

(B) that attached to such certificate is a true, correct and complete copy of resolutions, duly adopted by the authorized governing body of such person, authorizing the execution, delivery and performance of such of the Transaction Documents to which such person is or is intended to be party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(C) that the certificate of incorporation, certificate of limited partnership or certificate of formation (as the case may be) and the limited liability company agreement, the by-laws, limited partnership agreement or other organizational documents of such person have not been amended since the date of the certification furnished pursuant to clause (i) above; and

(D) as to the incumbency and specimen signature of each manager, officer, or member (as applicable) of such person executing the Transaction Documents to which such person is or is intended to be a party and each other document to be delivered by such person from time to time pursuant to the terms thereof;

(iii) a duly executed certificate of an Authorized Officer of the general partner of the Borrower dated as of the Closing Date, certifying that (A) the copies of each Material Project Document delivered pursuant to Section 4.01(b) are true, correct and complete copies of such document, (B) each such Material Project Document is in full force and effect and no term or condition of any such Material Project Document has been amended from the form thereof delivered to the Administrative Agent, and (C) no material breach, material default or material violation by the Borrower or, to the Knowledge of the Borrower, by any Material Project Party under any such Material Project Document has occurred and is continuing; and

(iv) a duly executed certificate of an Authorized Officer of the Borrower certifying that each of the representations and warranties of the Borrower contained in this Agreement and the other Financing Documents is true and correct in all respects on and as of the Closing Date.

(k) Establishment of Accounts. The Interest During Construction Account and Prepayment Account shall have been established as required pursuant to the Collateral Agency Agreement. The Interest During Construction Account shall have been funded, or shall be funded with proceeds of the Term Loan (as set forth in the Funds Flow Memorandum), to the Required Interest During Construction Amount.

(l) Lien Search; Perfection of Security. The Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the Collateral:

(i) completed requests for information or copies of the Uniform Commercial Code search reports and tax lien, judgment and litigation search reports, dated no more than fifteen (15) Business Days before the Closing Date, for the States of Delaware, Louisiana, Texas and any other jurisdiction reasonably requested by the Administrative Agent that name the Loan Parties as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which shall evidence no Liens on the Collateral, other than Permitted Liens; and

(ii) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the first-priority (subject to Permitted Liens) Liens created thereunder, including the delivery by Pledgors to the

Collateral Agent of the original certificates representing all partnership interests in the Borrower (in each case together with a duly executed transfer power and irrevocable proxy in substantially the form attached to the Pledge Agreements) and the filing of UCC-l financing statements.

(m) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Lender entitled thereto, all fees due and payable pursuant to Section 2.07 and pursuant to any other Financing Document, and all costs and expenses (including costs, fees and expenses of legal counsel) payable hereunder or thereunder for which invoices have been presented or such fees, costs and expenses shall be funded with Term Loan proceeds pursuant to the Funds Flow Memorandum.

(n) Authority to Conduct Business. The Administrative Agent shall have received satisfactory evidence, including certificates of good standing, dated no more than five (5) Business Days prior to the Closing Date, from the Secretary of State of each relevant jurisdiction, that each of the Loan Parties is duly authorized to carry on its business and is duly organized, validly existing and in good standing in its jurisdiction of organization and, with respect to the Borrower, is in good standing in Louisiana and Texas.

(o) Appointment of Process Agent, Independent Accounting Firm. The Administrative Agent shall have received satisfactory evidence that (i) each of the Borrower, the Pledgors, the Sponsor and Cheniere Investments has appointed an agent in the State of New York to receive service of process under the Financing Documents and (ii) the Borrower has appointed independent certified public accountants of recognized national standing as its accounting firm.

(p) Bankruptcy Remoteness. The Borrower shall be in compliance with its obligations in Section 5.01 regarding separateness.

(q) FERC Approval. No event has occurred that would reasonably be expected to impair the ability of the Borrower to obtain any necessary approvals of FERC with respect to the construction of the Modifications at the time required.

(r) Notice of Borrowing. The Borrower shall have delivered a Borrowing Request pursuant to Section 2.01(b).

(s) Flow of Funds Memorandum. The Administrative Agent shall have received a flow of funds memorandum outlining the use of the Term Loans (which use shall be in compliance with Section 5.10), in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Termination Date, it shall perform or observe (as applicable) the obligations set forth in this Article V in favor and for the benefit of the Lenders and the Administrative Agent.

SECTION 5.01 Separateness.

(a) the Borrower shall maintain accounts separate from those of the Sponsor or any other Affiliate of the Sponsor with commercial banking institutions and will not commingle its funds with those of the Sponsor or any other Affiliate of the Sponsor;

(b) the Borrower shall act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(c) the Borrower shall conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(d) the Borrower shall obtain proper authorization from member(s), director(s) and manager(s) as required by its Partnership Agreement for all of its material limited partnership actions; and

(e) the Borrower shall comply in all material respects with the terms of its Partnership Agreement.

SECTION 5.02 Project Documents, Etc.

(a) The Borrower shall (i) perform and observe all of its covenants and obligations contained in each of the Material Project Documents except to the extent such failure could not reasonably be expected to have a Material Adverse Effect, (ii) take all commercially reasonable action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any such agreement in accordance with its terms and not as a result of a breach or default thereunder), and (iii) enforce against the relevant Material Project Party each covenant or obligation of each Material Project Document to which such Person is a party in accordance with its terms except to the extent such failure to enforce could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall cause all Project Revenues received by the Borrower from any Project Party or any other Person to be deposited in the Revenue Account. Without limiting the Borrower’s obligation to procure all Consent and Agreements, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each Material Project Party not party to a Consent and Agreement (if applicable) (i) that its Material Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Material Project Party’s Material Project Document requires any payment of Project Revenues that it shall pay all such “Project Revenues” directly into the Revenue Account.

SECTION 5.03 Maintenance of Existence, Etc.

(a) The Borrower shall preserve and maintain (i) its legal existence as a Delaware limited partnership and (ii) all of its material licenses, rights, privileges and franchises necessary for the Development except (in the case of this item (ii)) to the extent such failure to preserve and maintain could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall at all times maintain its status as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes. All of the owners of interests in the Borrower that are treated as equity for U.S. federal income tax purposes will be United States persons within the meaning of Code Section 7701(a)(30).

SECTION 5.04 Books and Records; Inspection Rights. The Borrower shall keep proper books of record to be able to prepare financial statements in accordance with GAAP and permit representatives and advisors of the Administrative Agent, upon reasonable notice but no more than twice per calendar year (unless a Default or Event of Default has occurred and is continuing), and at the cost and expense of the Borrower, to visit and inspect its properties, to examine, copy or make excerpts from its books, records and documents and to make copies thereof or abstracts therefrom (at the expense of the Borrower) and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during normal business hours as such representatives may reasonably request.

SECTION 5.05 Compliance with Government Rules, Etc.

(a) The Borrower shall comply or cause compliance with, and ensure that the Project is constructed, operated and maintained in compliance with, all Government Approvals and Government Rules applicable to the Development, including Environmental Laws, in each case except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and its Affiliates shall comply in all respects with Anti-Terrorism Laws, Money Laundering Laws and OFAC Laws.

(c) The Borrower shall timely obtain and maintain in full force and effect all permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the Development, except to the extent such failure to obtain and maintain could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower agrees that if it obtains Knowledge or receives any written notice that the Borrower, any Affiliate or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List or is otherwise subject to OFAC sanctions (such occurrence, an “OFAC Violation”), the Borrower shall immediately (A) give written notice to the Administrative Agent of such OFAC Violation, and (B) comply with all applicable OFAC Laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), and the Borrower hereby authorizes and consents to the Administrative Agent taking any and all steps the Administrative Agent deems necessary, in its sole discretion, to comply with all applicable OFAC Laws with respect to any such OFAC Violation, including the “freezing” or “blocking” of assets and reporting such action to OFAC.

SECTION 5.06 Insurance.

(a) Insurance Maintained by the Borrower. The Borrower shall procure and maintain at its own expense, or cause to be procured and maintained, in full force and effect the Required Insurance. Upon request, the Borrower shall provide to the Administrative Agent evidence of the maintenance of such insurance. On or promptly following the date of the expiration of any such insurance policy, the Borrower shall have delivered to the Administrative Agent certificates of insurance evidencing replacement or renewal for such insurance policy, together with evidence of the payment of all premiums then payable in respect of such insurance policy.

(b) Certain Remedies. In the event the Borrower fails to obtain or maintain, or cause to be obtained and maintained, the full insurance coverage required by this Section 5.06, the Administrative Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become an Obligation and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

SECTION 5.07 Project Construction; Maintenance of Properties.

(a) The Borrower shall construct and complete the Modifications (or cause the same) and operate and maintain the Project (or cause the same), as applicable, consistent with Prudent Industry Practices, applicable Government Rules, the Construction Budget and Schedule (except that any cost overruns may be funded by equity contributions), the Operating Manual, and the Project Documents, in each case except to the extent such failure to construct and complete or operate and maintain could not reasonably be expected to have a Material Adverse Effect. The Borrower shall operate and maintain the Project in compliance with the Operating Budget; provided, that the Borrower may (x) exceed on an annual basis the Operating Budget by ten percent (10%) or less and (y) notwithstanding the foregoing, further exceed the Operating Budget (I) as required by Government Rule or for compliance with any Government Approval applicable to the Borrower or the Development (or to cure or remove the effect of any termination, suspension, or Impairment of any Government Approval), as described by the Borrower to the reasonable satisfaction of the Administrative Agent, (II) if such further exceedance is funded by equity contributions to the Borrower, or (III) to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or significant physical damage to the Project or material threat to the environment, in which case under this item (y)(III):

(i) if the Borrower reasonably determines that there is a sufficient time to do so prior to responding to any such emergency or accident, the Borrower shall substantiate the expenses expected to be incurred by the Borrower in connection with such emergency or accident to the reasonable satisfaction of the Administrative Agent; or

(ii) if the Borrower reasonably determines that there is not sufficient time to take the actions described in clause (i) above prior to responding to any such emergency or accident, promptly following such emergency or accident, the Borrower shall describe in writing to the Administrative Agent the steps that were taken by the Borrower in respect of such emergency or accident and the expenses incurred by the Borrower in connection therewith, all in reasonable detail.

(b) The Borrower shall use all commercially reasonable efforts to take all actions contemplated under the Precedent Agreement to ensure that the Modifications are completed prior to the commissioning of the first liquefaction train of the Liquefaction Facility.

SECTION 5.08 Taxes. The Borrower (or, for purposes of this Section 5.08, if it is a disregarded entity for U.S. income tax purposes, its owner for U.S. income tax purposes) shall pay and discharge all material Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower (or, for purposes of this Section 5.08, if it is a disregarded entity for U.S. tax purposes, its owner for U.S. income tax purposes) shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

SECTION 5.09 Maintenance of Liens.

(a) The Borrower shall grant a security interest in the Borrower’s interest in all non-real property Project Assets and all Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens.

(b) The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Administrative Agent or the Collateral Agent for such purposes.

(c) Except as otherwise permitted hereunder, the Borrower shall preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens.

(d) The Borrower shall promptly discharge at the Borrower’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

SECTION 5.10 Use of Proceeds. The Borrower shall use the proceeds of the Term Loans to (a) fund the Revenue Account in an amount equal to Capital Expenditures required to complete the Modifications, (b) fund the Interest During Construction Account to the Required Interest During Construction Amount, and (c) pay any fees and expenses incurred by the Borrower in connection with the Term Loan. The balance of the proceeds of the Term Loan may be used by the Borrower at its discretion to (i) make distributions to the Pledgors (for use by the

Pledgors at their discretion, including to make further distributions) and (ii) for other general business purposes.

SECTION 5.11 Interest Rate Protection Agreement. The Borrower may, but shall not be required to, enter into from time to time one or more Interest Rate Protection Agreements with respect to no greater than 100% of the projected outstanding balance of the Term Loan through to the Maturity Date, in each case on terms reasonably satisfactory to the Borrower and the Required Lenders. Interest Rate Protection Agreements in substantially the form attached hereto as Exhibit J shall be deemed satisfactory to the Lenders. For the avoidance of doubt, any Interest Rate Protection Agreement will be a Financing Document hereunder, and not an Additional Material Project Document.

SECTION 5.12 Operating Budget. On the Closing Date the Borrower shall deliver an Operating Budget to the Administrative Agent, which shall cover the period through the Maturity Date and otherwise be in form and substance reasonably acceptable to the Administrative Agent. On or about each annual date on which the Borrower delivers to the Administrative Agent the Borrower’s audited financials statement pursuant to Section 5.16(b), the Borrower shall deliver to the Administrative Agent a copy of an updated Operating Budget.

SECTION 5.13 Other Documents and Information. The Borrower shall furnish the Administrative Agent:

(a) promptly after the filing thereof, a copy of each filing made by (i) the Borrower with FERC with respect to the Project; (ii) Sabine Liquefaction with FERC with respect to the Liquefaction Facility; (iii) Sabine Liquefaction with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Liquefaction Facility; except in the case of (i), (ii) or (iii) such as are routine or ministerial in nature;

(b) promptly after obtaining Knowledge thereof, a copy of each filing with respect to (i) the Project or the Liquefaction Facility made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower or Sabine Liquefaction is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or (ii) the import of LNG to, or the export of LNG from, the Liquefaction Facility made with DOE/FE by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;

(c) promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature or in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(d) promptly after receipt or publication thereof, a copy of each material Government Approval obtained by the Borrower;

(e) promptly upon obtaining Knowledge thereof, a description of each change in the status of any Government Approval identified on Schedule 3.05(a), Schedule 3.05(b) and Schedule 3.05(c) other than non-material, routine or ministerial changes; and

(f) the Borrower will cooperate with and provide all information reasonably requested, necessary and available to it on a timely basis to the Independent Engineer so that the Independent Engineer may provide consulting services to the Administrative Agent.

SECTION 5.14 Further Assurances; Cooperation. The Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(a) as are reasonably requested by the Agents for filing under the provisions of the UCC or any other Government Rule and that are necessary or reasonably advisable to maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, perfected first priority Liens (subject to Permitted Liens) on the Collateral created, or purported to be created, in favor of the Collateral Agent or the Secured Parties under this Agreement or any other Financing Documents;

(b) as are reasonably requested by the Agents for the purposes of ensuring the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties and the Agents hereunder or thereunder;

(c) as are reasonably requested by the Agents for the purposes of enabling or facilitating the proper exercise of the rights and powers granted to the Secured Parties and the Agents under this Agreement or any other Financing Document; or

(d) as are reasonably requested by the Agents to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.

SECTION 5.15 Auditors. The Borrower shall engage independent certified public accountants of recognized national standing as auditors to audit financial statements.

SECTION 5.16 Financial Statements. The Borrower shall furnish the following to the Administrative Agent:

(a) As soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year of the Borrower:

(i) unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period; and

(ii) the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year;

(b) As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, audited statements of income, member’s equity and cash flows of the Borrower for such year and the related balance sheets as at the end of such Fiscal Year, setting forth in each case, in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such Fiscal Year in accordance with GAAP and shall state whether any knowledge of any Default or Event of Default was obtained during the course of their examination of such financial statements; and

(c) concurrently with the delivery of the financial statements pursuant to clause (a) or (b) above:

(i) a certificate executed by an Authorized Officer of the Borrower certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower on the dates and for the periods indicated in accordance with GAAP, subject, in the case of quarterly financial statement to the absence of notes and normal year-end audit adjustments;

(ii) a certificate executed by an Authorized Officer of the Borrower certifying that no Default or Event of Default exists as of the date of such certificate or, if any Default or Event of Default exists, specifying the nature and extent thereof; and

(iii) a current Funding Certificate.

SECTION 5.17 Notice of Default, Event of Default and Other Events. As soon as practicable and in any event, unless otherwise specified, within five (5) Business Days after the Borrower obtains Knowledge of any of the following, Borrower shall deliver written notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto;

(b) the occurrence of any Event of Loss in excess of two and one-half million Dollars ($2,500,000) in value or any series of such events or circumstances during any 12-month period in excess of ten million Dollars ($10,000,000) in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such Event of Loss;

(c) any claim, Environmental Claim, suit, arbitration, litigation or similar proceeding pending or threatened in writing (A) with respect to or against the Project, the Liquefaction Facility, or the Loan Parties (x) in which the amount involved is in excess of (I) one hundred million Dollars ($100,000,000) in the aggregate in respect of the Liquefaction Facility or (II) ten million Dollars ($10,000,000) in the aggregate in respect of the Project or the Loan Parties, (y) or that could reasonably be expected to have a Material Adverse Effect, or (z) involving injunctive or declaratory relief, or (B) involving any other party to any of the Material Project Documents which could reasonably be expected to have a Material Adverse Effect or result in an Event of Default, and, in each case, describing any action being taken or proposed to be taken with respect thereto;

(d) any dispute, litigation, investigation or proceeding which may exist at any time between any Government Authority and the Borrower or Sabine Liquefaction to the extent such dispute, litigation, investigation or proceeding involves the Project or the Liquefaction Facility and could reasonably be expected to result in a Material Adverse Effect or otherwise involves an amount in excess of (I) one hundred million Dollars ($100,000,000) in the aggregate in respect of the Liquefaction Facility or (II) ten million Dollars ($10,000,000) in the aggregate in respect of the Project or the Borrower;

(e) any written notice of the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project in excess of five million Dollars ($5,000,000) with copies of any material document relating thereto that are in the possession of the Borrower;

(f) notice of the occurrence of any force majeure event under (I) a Material Project Document reasonably expected to exceed thirty (30) consecutive days and (II) the Service Agreement reasonably expected to exceed twenty (20) consecutive days (together with a description of its expected duration and any action being taken or proposed to be taken with respect thereto);

(g) notice of any cessation of activities related to the development, construction, operation and/or maintenance of the Project or the Liquefaction Facility that could reasonably be expected to exceed sixty (60) consecutive days;

(h) any cancellation or material change in the terms, coverages or amounts of any Borrower insurance described in Section 5.06(a);

(i) any acquisition or transfer of any direct or indirect ownership interests in the Borrower by the Sponsor;

(j) any event, occurrence or circumstance that could reasonably be expected to cause (A) an increase of more than ten million Dollars ($10,000,000) individually or in the aggregate in Project Costs, or (B) Operation and Maintenance Expenses to exceed with respect to all Operation and Maintenance Expenses, the amount budgeted therefor by ten percent (10%) or more in the aggregate per annum, calculated as set forth in Section 5.07;

(k) any event or circumstance that could reasonably be expected to result in a material liability of the Borrower under ERISA or under the Code with respect to any Plan; or

(l) other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or the Impairment of any Government Approval applicable to the Borrower or the Development or written notice of the failure to comply with the terms and conditions of any such Government Approval) which could reasonably be expected to result in a Material Adverse Effect, and describing any action being taken or proposed to be taken with respect thereto.

SECTION 5.18 Other Notices.

(a) Promptly upon:

(i) delivery to another Material Project Party pursuant to a Material Project Document, the Borrower shall deliver to the Administrative Agent copies of all material written notices or other material documents delivered to such Material Project Party by the Borrower other than written notices or other documents delivered in the ordinary course of the administration of such Material Project Documents; and

(ii) such documents becoming available, the Borrower shall deliver to the Administrative Agent copies of all material written notices or other material documents received by the Borrower pursuant to any Material Project Document (including any material construction reports received under a Project Document, and any notice or other document relating to a failure by the Borrower to perform any of its covenants or obligations under such Material Project Document, termination of a Material Project Document or a force majeure event under a Material Project Document) other than written notices or other documents delivered in the ordinary course of administration of such Material Project Documents;

(b) Promptly after receipt of each material Government Approval obtained by the Borrower not previously delivered as required in connection with the current stage of Development, the Borrower shall deliver to the Administrative Agent copies thereof certified as true, complete and correct by an Authorized Officer of the Borrower;

(c) Promptly after receipt of any materially adverse decision with respect to any material Governmental Approval, the Borrower shall deliver to the Administrative Agent copies thereof certified as true, complete and correct by an Authorized Officer of the Borrower;

(d) Promptly after receipt of each material written statement or report received by the Borrower from the Operator pursuant to the O&M Agreement, the Borrower shall deliver a copy thereof to the Administrative Agent;

(e) Promptly after the Borrower has Knowledge of the occurrence of an ERISA Event, the Borrower shall deliver to the Administrative Agent written notice of the occurrence of such ERISA Event; and

(f) The Borrower shall deliver to the Administrative Agent such other information reasonably requested by the Administrative Agent as soon as practicable following such request.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees that until the Termination Date, it shall perform or observe (as applicable) the obligations set forth in this Article VI in favor and for the benefit of the Lenders and the Administrative Agent.

SECTION 6.01 Reserved.

SECTION 6.02 Prohibition of Fundamental Changes.

(a) The Borrower shall not change its legal form, amend its Partnership Agreement or any other Organic Document (except any amendments in connection with permitted sales or transfers of ownership interests in the Borrower or other immaterial amendments, provided, that the Borrower shall have delivered to the Administrative Agent a copy of such amendment together with a certificate of an Authorized Officer of the Borrower certifying that no changes have been made to the Partnership Agreement or such other applicable Organic Document other than such changes as are necessary solely to reflect the change in ownership or that any other change is immaterial), merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any business, any class of stock of (or other equity interest in) or any part of the assets or property of any other Person constituting a line of business and shall not liquidate, wind up, reorganize, terminate or dissolve.

(b) The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of ten million Dollars ($10,000,000) per year except: (i) sales or other dispositions of assets no longer used or useful in the Borrower’s business in the ordinary course of the Borrower’s business and that could not reasonably be expected to result in a Material Adverse Effect, (ii) sales, transfers or other dispositions of Permitted Investments, (iii) sales of Services in the ordinary course of business, (iv) transfers or novations of Interest Rate Protection Agreements in accordance with Section 2.06(d), (v) transfers required by any Governmental Authority in connection with an Event of Taking, (vi) transfers required pursuant to insurance policies or warranty agreements in connection with claims in respect thereof.

(c) The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (i) such material portion that has been removed, demolished or materially altered has been replaced or repaired or effected, as applicable, as permitted under the Financing Documents or pursuant to a Material Project Document (including the Modifications), (ii) such removal or alteration is required by applicable Government Rule or (iii) in accordance with Prudent Industry Practices and, in the case of this item (iii) so long as either (x) the Required Lenders have consented in writing thereto (such consent not to be unreasonably withheld or delayed) or (y) the Borrower has delivered to the Administrative Agent a certificate from the Independent Engineer stating that such removal, demolition or alternation could not reasonably be expected to materially adversely affect the Project or the Borrower’s ability to perform its obligations under the Service Agreement.

SECTION 6.03 Nature of Business.

(a) The Borrower shall not engage in any business or activities other than the Development; provided, that the Borrower may also engage in (i) Project improvement or expansion activities so long as such activities are limited to the planning, engineering, design, procurement and other activities ancillary or incident thereto (but excluding actual construction activities) and (ii) Project improvement or expansion construction activities so long as either (x) the Required Lenders have consented in writing thereto (such consent not to be unreasonably withheld or delayed) or (y) the Borrower has delivered to the Administrative Agent a certificate from the Independent Engineer stating that such construction activities could not reasonably be expected to materially adversely affect the Project or the Borrower’s ability to perform its obligations under the Service Agreement.

(b) The Borrower shall not execute a binding agreement to become a general or limited partner in any partnership, or a member in any limited liability company, or a joint venturer in any joint venture or create and hold stock or other equity interests in any Person or form or acquire any Subsidiaries.

(c) The Borrower shall not sponsor, maintain, administer, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan or plan that provides for post-retirement welfare benefits.

SECTION 6.04 Restrictions on Indebtedness. The Borrower shall not directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness except for the Permitted Indebtedness.

SECTION 6.05 Capital Expenditures. The Borrower shall not make any Capital Expenditures except Permitted Capital Expenditures. All non-real property assets or property built or acquired with Capital Expenditures shall constitute Collateral except as provided in the Security Documents.

SECTION 6.06 Restricted Payments. The Borrower shall not make or agree to make, directly or indirectly, any Restricted Payments except (i) distributions permitted under Section 5.10 and (ii) Permitted Tax Distributions if (A) no Default and no Default or Event of Default exists or would result from any such Permitted Tax Distribution, and (B) in the event that the aggregate amount of Permitted Tax Distributions made with respect to any tax year exceeds the amount that would have been distributed by the Borrower as a Permitted Tax Distribution for such tax year had such Permitted Tax Distribution been determined on an annual and not quarterly basis (such excess, the “Excess Tax Distribution”), then the amount of the Permitted Tax Distributions paid in the first quarter of the next tax year (and subsequent quarters, if necessary) will be reduced by the amount of the Excess Tax Distribution so that the Excess Tax Distribution is offset as quickly as possible.

SECTION 6.07 Limitation on Liens. The Borrower shall not create, assume, incur, permit or suffer to exist any Lien upon the Collateral or any of its other properties or assets, whether now owned or hereafter acquired, except for the Permitted Liens.

SECTION 6.08 Project Documents, Etc.

(a) The Borrower shall not, without the prior written consent of the Required Lenders (not to be unreasonably withheld or delayed), (i) suspend, cancel or terminate early any Material Project Document or Government Approval applicable to the Borrower or the Development or consent to or accept any cancellation or early termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in or rights or obligations under, or any Material Project Party’s interest in or rights or obligations under, any Material Project Document or Government Approval, (iii) waive any material default under, or material breach of, any Material Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document, (iv) initiate or settle a material arbitration proceeding under any Material Project Document or Government Approval, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or could reasonably be expected, to Impair any Material Project Document or Government Approval, (vi) amend, supplement or modify or in any way vary, or agree to the variation of, any material provision of any material Government Approval or (vii) materially amend, supplement or modify or in any material way vary, or agree to the material variation of, any material provision of a Material Project Document or of the performance of any material covenant or obligation by any other Person under any such Material Project Document, except, in each of the foregoing items (i) through (vii), to the extent such action or agreement could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Borrower shall not, without the prior written consent of the Required Lenders (not to be unreasonably withheld or delayed), (I) suspend, cancel or terminate early the Service Agreement, (II) sell, transfer, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise), or consent to any such sale, transfer, assignment or disposition of, any part of its interest in or rights or obligations under, or Sabine Liquefaction’s interest in or rights or obligations under, the Service Agreement, (III) waive any material default under, or material breach of, or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of, the Service Agreement, (IV) initiate or settle a material arbitration proceeding under the Service Agreement, (V) agree to or petition, request or take any other material legal or administrative action that seeks, or could reasonably be expected, to Impair the Service Agreement, or (VI) amend, supplement or modify or in any material way vary, or agree to the material variation of, any material provision of, or of the performance of any material covenant or material obligation by Sabine Liquefaction under the Service Agreement.

(b) The Borrower shall not enter into any Additional Material Project Document without the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed, provided, that the Borrower shall, in connection therewith, deliver copies of all such Additional Material Project Documents (and in respect of the Service Agreement, a direct agreement in the form attached as Exhibit A to the Precedent Agreement Consent and Agreement, or in such other form reasonably acceptable to the Administrative Agent) to the Administrative Agent not less than five (5) Business Days prior to the execution thereof.

(c) Without derogating from any of the obligations of the Borrower hereunder and under the other Financing Documents, the Borrower shall furnish the Administrative Agent with (i) all Project Documents which contain obligations or liabilities that are in excess of one million Dollars ($1,000,000) per year or five million Dollars ($5,000,000) over its term promptly after execution thereof and (ii) not less than five (5) Business Days prior to the execution thereof, certified copies of all amendments, supplements or modifications of any Material Project Documents and any material amendments, supplements or modifications of any Project Document that contains obligations or liabilities that are in excess of one million Dollars ($1,000,000) per year or five million Dollars ($5,000,000) over its term.

(d) The Borrower shall take all actions required and all other steps reasonably requested by the Administrative Agent to cause each Material Project Document and Additional Material Project Document entered into after the Closing Date to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise), within a commercially reasonable time, but in no event later than thirty (30) days following the execution of such Material Project Documents or Additional Material Project Document.

(e) The Borrower shall not permit any counterparty to a Material Project Document to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder except to the extent otherwise expressly permitted under the Material Project Document.

SECTION 6.09 Transactions with Affiliates. The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) except (a) Material Project Documents executed on or prior to the Closing Date, (b) agreements required or contemplated by the Material Project Documents, (c) subordinated Indebtedness under clause (b) of the definition of Permitted Indebtedness, (d) to the extent required by applicable Government Rule, and (e) agreements entered into on terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or if there is no comparable arm’s length transaction, then on terms reasonably determined by the managing member of the Borrower to be fair and reasonable.

SECTION 6.10 Accounts.

(a) The Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than the Accounts.

(b) The Borrower shall not change the name or account number of any of the Accounts without the prior written consent of the Administrative Agent.

SECTION 6.11 GAAP. The Borrower shall not change (i) its accounting or financial reporting policies other than as permitted in accordance with GAAP or Government Rule, or (ii) its Fiscal Year without the prior written consent of the Required Lenders.

SECTION 6.12 Use of Proceeds; Margin Regulations. The Borrower shall not use any part of the proceeds of the Term Loans to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of the Term Loans in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

SECTION 6.13 Permitted Investments. The Borrower shall not make, and shall not instruct the Depositary Bank to make, any Investments except Permitted Investments.

SECTION 6.14 Hedging Agreement. The Borrower shall not enter into any Hedging Agreements other than the Interest Rate Protection Agreements entered into in accordance with Section 5.11.

SECTION 6.15 Environmental Matters. The Borrower shall not Release, or permit the Release of Hazardous Materials at the Project in violation of applicable material Government Rules or material Government Approvals or which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.16 No Further Negative Pledges. The Borrower shall not enter into or permit to exist any agreement prohibiting the creation or assumption of any Lien upon any of its properties, whether now owned or hereafter acquired, to secure the Obligations of the Borrower under the Financing Documents except for (a) Contractual Obligations in effect as of the Closing Date (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Contractual Obligations being replaced, renewed or substituted), (b) customary restrictions in Contractual Obligations in respect of specific Property encumbered to secure payment of particular Indebtedness (to the extent permitted to be incurred pursuant to the terms of this Agreement) or to be sold pursuant to an executed agreement with respect to a permitted Disposition and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in agreements, leases, licenses and similar agreements (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

SECTION 6.17 Sales and Leasebacks. The Borrower shall not enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property that has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

SECTION 6.18 Terrorism Sanctions Regulations. The Borrower shall not (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any Lender to be in violation of any laws or regulations that are applicable to such Lender.

ARTICLE VII

EVENTS OF DEFAULT

Each of the events or occurrences set forth in Sections 7.01 through 7.16 shall be an Event of Default hereunder.

SECTION 7.01 Non-Payment of Scheduled Payments. The Borrower shall (i) default in the payment when due of any principal on the Term Loan Facility or (ii) default in the payment when due of any interest on the Term Loan Facility or any fee or any other amount or Obligation payable by it under this Agreement, any Interest Rate Protection Agreement or any other Financing Document and such default continues unremedied for a period of three (3) Business Days after the occurrence of such default.

SECTION 7.02 Non-Payment of Other Obligations. The Borrower shall default for a period beyond any applicable grace period in the payment of any amount or performance of any obligation due under any agreement (other than the Financing Documents) involving the borrowing of money by, or the advance of credit to, the Borrower, if the Indebtedness evidenced thereby equals or exceeds fifteen million Dollars ($15,000,000) in the aggregate.

SECTION 7.03 Non-Performance of Covenants and Obligations.

(a) The Borrower shall fail to perform or observe any of the covenants set forth in Sections 5.03(a)(i) or (b), 5.05(a) or (d) (except to the extent that any Default is caused by an administrative or technical error), 5.09(a) or (c), 5.10, 5.17(a), 6.02(a), 6.03(a) or (c), 6.04, 6.06, 6.07, 6.12 or 6.14.

(b) The Borrower defaults in the due performance and observance of any of its obligations under any of Sections 5.05(a) (with respect to any Environmental Laws), 5.05(b) or (d) (to the extent that any Default is cause by administrative or technical error), 5.08, 5.09(b), 5.17(c) (with respect to Environmental Claims), 5.17(h), 5.18(a)(ii), 6.02(b), 6.03(b), 6.08(b) or (d), 6.09, 6.10, 6.11 or 6.13 and such Default continues unremedied for a period of fifteen (15) days after the Borrower receives written notice of such Default from the Administrative Agent or fifteen (15) days after the Borrower obtains Knowledge of such Default, whichever is earlier.

(c) Except as otherwise addressed in this Article VII, the Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations contained in any covenant or agreement to be performed or observed by it under the Financing Documents to which it is a party; provided, that if such Default is capable of remedy, no Event of Default shall have occurred pursuant to this Section 7.03(c) if such Default has been remedied within thirty (30) days after the earlier of (i) written notice of such Default from the Administrative Agent or (ii) the Borrower’s Knowledge of such Default; provided, further, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of ninety (90) days so long as (A) such Default is subject to cure, (B) the Borrower or such Loan Party, as applicable, is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect.

(d) The Sponsor defaults in the due performance and observance of any of its obligations contained in any covenant or agreement to be performed or observed by it under the Sponsor Guaranty, or Cheniere Investments defaults in the due performance and observance of any of its obligations contained in any covenant or agreement to be performed or observed by it under the Equity Contribution Agreement; provided, that (A) in respect of any such Default by the Sponsor that is a payment Default under the Sponsor Guaranty, no Event of Default shall have occurred pursuant to this Section 7.03(d) if such payment Default has been remedied within three (3) Business Days after the earlier of (i) written notice of such Default from the Administrative Agent or (ii) the Borrower’s Knowledge of such Default and (B) in respect of any such Default by Cheniere Investments that is a payment Default under the Equity Contribution Agreement, no Event of Default shall have occurred pursuant to this Section 7.03(d) if such payment Default has been remedied within five (5) days after the Collateral Agent makes a demand for payment under the Sponsor Guaranty in respect of such Default.

SECTION 7.04 Breach of Representation or Warranty. (a) Any representation or warranty made by the Borrower or any other Loan Party in this Agreement or any other Financing Document or (b) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent, the Collateral Agent, the Depositary Bank or any Lender by or on behalf of the Borrower in connection with this Agreement or any other Financing Document, shall prove to have been false or misleading as of the time made, confirmed or furnished; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if the adverse effects of such incorrect representation or warranty (i) could not reasonably be expected to result in a Material Adverse Effect or (ii) are capable of being cured and are cured within sixty (60) days after the earlier of (A) written notice of such Default from the Administrative Agent or (B) the Borrower’s Knowledge of such Default.

SECTION 7.05 Project Document Defaults. (a) Any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or the enforceability thereof is contested or disaffirmed in writing by or on behalf of any party thereto, (b) the Borrower or Sabine Liquefaction shall be in material breach or default, or a termination event shall occur, under the Service Agreement, (c) the Borrower or any Material Project Party shall be in breach or default, or a termination event shall occur, under any other Material Project Document or the related Consent and Agreement, if applicable, and any such event under this clause (c) could reasonably be expected to result in a Material Adverse Effect, or (d) the Borrower fails to complete the Modifications prior to the later of (x) the date on which commissioning of the first liquefaction train of the Liquefaction Facility commences and (y) June 30, 2016; provided that no Event of Default shall have occurred pursuant to this Section 7.05 if (i) in the case of the occurrence of an event under clause (a), (b) or (c) above, such breach, default, termination event, or other event is cured within the lesser of sixty (60) days of such breach, default, termination event, or other event and the cure period permitted under the applicable Material Project Document with respect to such breach, default, termination event, or other event or (ii) in the case of the occurrence of any of the events set forth in clause (a), (b) or (c) above with respect to any Material Project Document, the Borrower notifies the Administrative Agent that it intends to replace such Material Project Document and diligently pursues such replacement and the applicable Material Project Document is replaced within ninety (90) days with a replacement Material Project Document that is on terms and conditions that are, and with a Project Party that is, reasonably acceptable to the Required Lenders.

SECTION 7.06 Government Approvals. Any Government Approval related to the Borrower or the Development shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless (a) the Borrower provides a reasonable remediation plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than ten (10) Business Days following the date that the Borrower has Knowledge of the occurrence of such Impairment, (b) the Borrower diligently pursues the implementation of such remediation plan, and (c) such Impairment is cured no later than ninety (90) days following the occurrence thereof.

SECTION 7.07 Bankruptcy; Insolvency. A Bankruptcy shall occur with respect to (a) any Loan Party or (b) Sabine Liquefaction (prior to the date on which the obligations of Sabine Liquefaction under its Material Project Document have been performed in full), unless, in the case of this clause (b), the Borrower enters into a replacement Material Project Document in lieu of the Material Project Document to which Sabine Liquefaction is party not later than ninety (90) days following the occurrence of such Bankruptcy, and such replacement Material Project Document is on terms and conditions that are and with a Project Party that is reasonably acceptable to the Required Lenders.

SECTION 7.08 Judgments. A judgment or order, or series of judgments or orders, for the payment of money in excess of twenty million Dollars ($20,000,000) in the aggregate or a final judgment or order, or series of final judgments or orders, for the payment of money in excess of ten million Dollars ($10,000,000) in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within forty-five (45) days from the date of entry of such judgment or order or judgments or orders.

SECTION 7.09 Unenforceability of Documentation. This Agreement or any other Financing Document or any material provision of any Financing Document, (a) is declared by a court of competent jurisdiction to be illegal or unenforceable, (b) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (c) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party.

SECTION 7.10 Event of Loss. An Event of Loss occurs with respect to all or substantially all of the Project (unless such Event of Loss constitutes force majeure).

SECTION 7.11 Change of Control. The Sponsor fails (A) prior to the date on which train 1 of the Liquefaction Facility achieves project substantial completion to (i) hold directly or indirectly 67% of the ownership interests in the Borrower or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with at least 67% of the votes of all classes in the Borrower or (B) on and on the date on which train 1 of the Liquefaction Facility achieves project substantial completion to (i) hold directly or indirectly more than 50% of the ownership interests in the Borrower or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with more than 50% of the votes of all classes in the Borrower.

SECTION 7.12 ERISA Events.

(a) An ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(b) The aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.13 Insurance. The Borrower shall fail to obtain and maintain in full force and effect the Required Insurance pursuant to Section 5.06 and such insurance is not replaced with insurance complying with the requirements of such Section within fifteen (15) days after such failure.

SECTION 7.14 Liens. The Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens).

SECTION 7.15 Abandonment. An Event of Abandonment occurs or is deemed to have occurred.

SECTION 7.16 Certain Regulations. Any Secured Party shall become, solely by virtue of (i) the ownership or the operation of the Project or (ii) the execution, delivery or performance of the Transaction Documents or the Project Documents, (A) a “natural-gas company” as such terms are defined in the NGA or subject to regulation pursuant to the NGA, or (B) subject to regulation under the law of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (C) subject to regulation under the law of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term.

SECTION 7.17 Remedies.

(a) Upon the occurrence and during the continuation of (i) an Event of Default specified in Section 7.07 with respect to the Borrower, automatically the Term Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Financing Documents shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything contained herein or in any other Financing Document to the contrary notwithstanding and (ii) an Event of Default other than the Event of Default specified in clause (i) above, all of the following actions may be taken: upon the approval of the Required Lenders, upon and during the continuation of an Event of Default hereunder, the Lenders shall have a right to accelerate the Obligations in respect of the Term Loan Facility upon five (5) days’ prior written notice to the Administrative Agent.

(b) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) upon one (1) Business Day prior notice to the Borrower, enter into possession of the Project and perform any and all work and labor necessary to complete the Project or operate and maintain the Project, and all sums expended by the Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the Administrative Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the total Commitments and the principal amount of the Term Loans; (ii) cause the Collateral Agent to apply or execute upon any amounts on deposit in any Account, any proceeds from an Event of Loss or any other moneys of the Borrower on deposit with the Agents or any other Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral; and (iii) cause the Collateral Agent to draw upon or make a demand under any Security Document or any Material Project Document collaterally assigned to Collateral Agent by the Borrower. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuation of an Event of Default, (A) the Lenders may make disbursements or extend funds to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance required by the Borrower under any Material Project Documents to which it is party as the Lenders, in their sole discretion, may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by the Borrower to the Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the principal amount of the Term Loans and (B) the Administrative Agent and the Collateral Agent may exercise any and all rights and remedies available to them under any of the Financing Documents, at law or in equity, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Security Documents.

SECTION 7.18 Application of Proceeds. From and after any Event of Default and the exercise of remedies by the Secured Parties, all payments made under this Agreement or the other Financing Documents and all other amounts received by the Secured Parties under this Agreement or the other Financing Documents (including proceeds from any disposition of Collateral) shall be applied as follows:

(a) first, to any fees, costs, charges or expenses payable to any Secured Party hereunder or under the other Financing Documents (such application to be made on a pro rata basis among such Secured Parties);

(b) second, on a pro rata basis, (i) to any accrued but unpaid interest and outstanding principal then due and owing and remaining unpaid in respect of the Obligations, and (ii) to all termination and liquidation payments then due and owing under the Interest Rate Protection Agreement, if any; and

(c) third, to such other Obligations as remain outstanding.

ARTICLE VIII

AGENCY

SECTION 8.01 Collateral Agent and Depositary Bank. Each of the Lenders and the Administrative Agent hereby irrevocably appoints The Bank of New York Mellon to act on its behalf as Collateral Agent and the Depositary Bank in accordance with the terms of the Collateral Agency Agreement. The Lenders and the Administrative Agent authorize the Collateral Agent and the Depositary Bank to execute, deliver and perform the Financing Documents to which they are a party.

SECTION 8.02 Appointment and Authority of Administrative Agent. Each of the Lenders hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. to act on its behalf as the Administrative Agent hereunder and under the other Financing Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders, the Collateral Agent and Depositary Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.03 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.04 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents or that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Financing Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.17 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.05 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The

Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Term Loans that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.07 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Financing Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.08 Non Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.09 Withholding Taxes. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to a Lender an amount equivalent to any U.S. federal withholding Tax. If the U.S. Internal Revenue Service or any other Government Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of a Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. In addition, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of this Agreement relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such

Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.09.

SECTION 8.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Joint Lead Arrangers and the Sole Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 9.03.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices Generally; Effectiveness; Electronic Communication.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower:

Cheniere Creole Trail Pipeline, L.P.

700 Milam, 8th Floor

Houston, Texas 77002

Attn: Treasurer

Telephone: (713) 375-5290

Fax: (713) 375-6000

(ii) if to the Administrative Agent, to:

Morgan Stanley Senior Funding, Inc.

1 New York Plaza

New York, NY 10004

Attn: Crystal Dadd

(iii) if to the Collateral Agent, to:

The Bank of New York Mellon

101 Barclay Street, 4E

New York, NY 10286

Attn: Corporate Trust Administration – Beata Harvin

Telephone: (212) 815-6907

Facsimile: (212) 815-5704

(iv) if to the Depositary Bank, to:

The Bank of New York Mellon

101 Barclay Street, 4E

New York, NY 10286

Attn: Corporate Trust Administration – Beata Harvin

Telephone: (212) 815-6907

Facsimile: (212) 815-5704

(v) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.01(c) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner described pursuant to Section 9.01(a).

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agents (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Financing Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.

SECTION 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Loan Parties, or any of its Affiliates, on the one hand, and any Agent and Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or Lender to any other or further action in any circumstances without notice or demand.

(b) Amendments. Neither this Agreement nor any other Financing Document (other than any Security Document, each of which may only be waived, amended or modified in accordance with the Collateral Agency Agreement) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall in any way (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled Maturity Date or the date of payment or prepayment of the principal or of the interest on the Term Loans, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Lender affected thereby, (iv) change Section 2.13(c) or 2.13(d) without the consent of each Lender affected thereby, (v) change any of the provisions of this Section 9.02(b) or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any material portion of the Collateral or release any Loan Party from its obligations under the Financing Documents without the written consent of each Lender (except to the extent specifically provided therefor in the Financing Documents) or release the Sponsor from its obligations under the Sponsor Guaranty without the written consent of each Lender (except to the extent specifically provided therefor in the Sponsor Guaranty) (vii) ; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent. Notwithstanding anything herein to the contrary, the Loan Parties and the Agents may (but shall not be obligated to) amend or supplement any Financing Document without the consent of any Lender (1) to cure any ambiguity, defect or inconsistency which is not material, (2) to make any change that would provide any additional rights or benefits to the Lenders, (3) to make, complete or confirm any grant of Collateral permitted or required by any of the Security Documents, or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents, (4) to revise any schedule to reflect any change in notice information, (5) to revise the account numbers for each of the Accounts as may be necessary to reflect the replacement of the Collateral Agent or as may be required by internal procedures of the Collateral Agent or (6) to revise the name of the Collateral Agent on any UCC financing statement or other Security Document as may be necessary to reflect the replacement of the Collateral Agent. Any such amendment, modification, or supplement that is set forth in a writing signed by the Administrative Agent and the Borrower shall be binding on the Borrower, the Agents and the Lenders and where any Financing Document expressly provides that the Administrative Agent or any other Agent may waive, amend, or modify such Financing Document or any provision thereof, or consent to any act or action of the Borrower, the Administrative Agent or such other Agent may do so without the further consent of the Lenders and any such waiver, amendment, modification, or consent that is set forth in a writing signed by the Administrative Agent or such other Agent, as applicable, shall be binding on the Agents and the Lenders.

Each Lender shall be bound by any waiver, amendment, or modification authorized in accordance with this Section 9.02 regardless of whether its Note shall have been marked to make reference thereto, and any waiver, amendment, or modification authorized in accordance with this Section 9.02 shall bind any Person subsequently acquiring a Note from such Lender, whether or not such note shall have been so marked. Any agreement or agreements that the Administrative Agent executes and delivers to waive, amend, or modify any Financing Document in accordance with this Section 9.02 shall be binding on the Lenders and each of the Agents without the further consent of the Lenders or the other Agents.

Without limiting Section 9.04(b)(v), none of (x) any Loan Party, (y) any Affiliate of any Loan Party or (z) any Lender that has agreed, directly or indirectly, to vote or otherwise act at the direction or subject to the approval or disapproval of any Person identified in the foregoing items (x) or (y), shall be entitled to participate in any vote under this Agreement or any Financing Document and each Agent, in determining the percentage of votes cast (and instructions of the Required Lenders), shall disregard the principal amount of Obligations held by such Persons in determining the outcome of such vote.

Any waiver shall be effective only in the specific instance and for the specified purpose for which it was given.

SECTION 9.03 Expenses; Indemnity; Etc.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Financing Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Financing Documents, including its rights under this Section 9.03(a), or (B) in connection with the Term Loans made issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans. Notwithstanding the foregoing, Borrower shall be responsible for the reasonable fees, charges and disbursements of only one (1) counsel for the Lenders and the Agents and one local Louisiana counsel for the Lenders and the Agents; provided, that Borrower shall also be responsible for the reasonable fees, charges and disbursements of one (1) separate counsel for the Collateral Agent.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party but excluding any other Indemnitee unless the underlying dispute among the Indemnitees is a direct result of an act or omission of any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Claim related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party (but not if brought by any other Indemnitee unless the underlying dispute among the Indemnitees is a direct result of an act or omission of any Loan Party), and regardless of whether any Indemnitee is a party thereto; provided that such indemnity and agreement to hold harmless shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s (or its Related Party’s) obligations hereunder or under any other Financing Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 9.03 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate outstanding Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(a).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 9.03 shall be payable not later than 10 days after demand therefor.

(f) Survival. Each party’s obligations under this Section 9.03 shall survive the termination of the Financing Documents and payment of the obligations hereunder.

SECTION 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 9.04, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 9.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 9.04, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and the Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.04 and, in addition (x) the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment, and (y) the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, with the written consent of the Borrower (such consent not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural Person, the Borrower, any other Loan Party or any Affiliate or Subsidiary of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 (subject to the requirements and limitations therein, including the documentation and certification requirements of Section 2.12(e)) (it being understood that the documentation required under Section 2.12(e)) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.14(a) and (b) as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.10, 2.11, 2.12, 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Financing Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Financing Document (except, as to any other Financing Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Financing Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Financing Document shall affect any right that the Administrative Agent, any Lender or any Related Party may otherwise have to bring any action or proceeding relating to his Agreement or any other Financing Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Financing Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

SECTION 9.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.11 Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties and to its insurance brokers, service providers, or providers of credit protection (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower, the Term Loan Facility or a refinancing of the Term Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.11, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 9.11, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.12 No Third Party Beneficiaries. The agreement of the Lenders to make the Term Loans to the Borrower, on the terms and conditions set forth in this Agreement, is solely for the benefit of the Loan Parties and the Secured Parties, and no other Person (including any contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Project), other than any Indemnitee, shall have any rights under this Agreement or under any other Financing Document or Project Document or with respect to any extension of credit contemplated by this Agreement.

SECTION 9.13 Reinstatement. The obligations of the Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable and documented costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such reasonable and documented costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.15 PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Non-Recourse. No Lender or Agent shall have any claims with respect to the transactions contemplated by the Financing Documents against either Pledgor or any of its Related Parties (other than the Borrower) (collectively, the “Non-Recourse Persons”) and the Secured Parties’ recourse shall be limited to the Borrower, the Collateral, the Project, all Project Revenues, all Net Cash Proceeds, and all income, proceeds or revenues of the foregoing as and to the extent provided herein and in the Security Documents; provided, that the foregoing provision of this Section 9.15 shall not:

(a) constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Financing Document and the same shall continue (but without personal liability to the Non-Recourse Persons except: (I) solely in the case of the Sponsor Guaranty issued by the Sponsor, the Sponsor and (II) solely in the case of the Equity Contribution Agreement issued by Cheniere Investments, Cheniere Investments) until fully paid, discharged, observed, or performed;

(b) limit or restrict the right of the Administrative Agent, Collateral Agent, the Lenders or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name any Loan Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Security Document or Financing Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person;

(c) in any way limit or restrict any right or remedy of the Administrative Agent, Collateral Agent, the Lenders or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, fraudulent conveyance, willful misrepresentation (which shall not include innocent or negligent misrepresentation), or misappropriation of Project Revenues, Net Cash Proceeds or any other earnings, revenues, rents, issues, profits or proceeds from or of the Collateral, that should or would have been paid as provided herein or paid or delivered to Administrative Agent, Collateral Agent, the Lenders or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Financing Document;

(d) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement in respect of the transactions contemplated by the Transaction Documents made by any of the Non-Recourse Persons; or

(e) limit the liability of any Person rendering a legal opinion pursuant to this Agreement relating solely to such liability of such Person as may arise under such opinion.

The limitations on recourse set forth in this Section shall survive the termination of this Agreement.

SECTION 9.17 Agents. Each of the parties hereto agrees that each of the rights, privileges and immunities of the Collateral Agent and the Depositary Bank set forth in the Collateral Agency Agreement shall apply, with respect to the parties, as if set forth herein mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHENIERE CREOLE TRAIL PIPELINE, L.P.
as Borrower

By:	Cheniere Pipeline GP Interests, LLC, its General Partner

By:	/s/ Meg A. Gentle
Name: Meg A. Gentle
Title: Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC.,
not in its individual capacity but solely as Administrative Agent

By:	/s/ Hamish Bunn
Name: Hamish Bunn
Title: Managing Director

MORGAN STANLEY BANK, N.A.
as a Lender

By:	/s/ Hamish Bunn
Name: Hamish Bunn
Title: Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as a lender

By:	/s/ Omer Balaban
Name: Omer Balaban
Title: Managing Director

By:	/s/ George Councill
Name: George Councill
Title: Director

STANDARD CHARTERED BANK
as a lender

By:	/s/ Paul Clifford
Name: Paul Clifford
Title: Director

By:	/s/ Robert K. Reddington
Name: Robert K. Reddington
Title: Credit Documentation Manager

HSBC BANK USA, NATIONAL ASSOCIATION
as a lender

By:	/s/ Duncan Caird
Name: Duncan Caird
Title: Managing Director

THE BANK OF NEW YORK MELLON,
not in its individual capacity but solely as Collateral Agent

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

THE BANK OF NEW YORK MELLON,
not in its individual capacity but solely as Depositary Bank

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President